SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Meridian Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 18, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders of Meridian Bancorp, Inc. The meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on September 17, 2015 at 11:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, are expected to be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Richard J. Gavegnano
Chairman of the Board, President and Chief Executive Officer

67 Prospect Street

Peabody, Massachusetts 01960

(617) 567-1500

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	11:00 a.m. on September 17, 2015

PLACE	Peabody Office of East Boston Savings Bank

67 Prospect Street

Peabody, Massachusetts 01960

ITEMS OF BUSINESS	(1)	To elect four directors to serve for a term of three years.

(2)	To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2015.

(3)	To consider a non-binding proposal to approve our executive compensation as described in the proxy statement.

(4)	To consider a non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation.

(5)	To approve the Meridian Bancorp, Inc. 2015 Equity Incentive Plan.

(6)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on July 31, 2015.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Vincent D. Basile

Corporate Secretary

August 18, 2015

Meridian Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meridian Bancorp, Inc. (the “Company” or “Meridian Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for East Boston Savings Bank (the “Bank”). The annual meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on Thursday, September 17, 2015 at 11:00 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about August 18, 2015.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on July 31, 2015. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote.

As of the close of business on July 31, 2015, there were 54,968,757 shares of Company common stock outstanding for voting purposes. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, record owners of the Company’s common stock that is beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding shares, are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you were a stockholder as of the close of business on July 31, 2015, you may attend the meeting. However, if your shares of Company common stock are held by a broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker or other nominee who holds your shares.

Quorum and Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Wolf & Company, P.C., as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting on the non-binding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

In voting on the non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation, a stockholder may select that stockholders: (i) consider the proposal every “1 YEAR”; (ii) consider the proposal every “2 YEARS”; (iii) consider the proposal every “3 YEARS”; or (iv) “ABSTAIN” from voting on the proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Even though this vote will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in our proxy statements.

In voting to approve the Meridian Bancorp, Inc. 2015 Equity Incentive Plan, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

●	vote for each of the nominees for director;

●	vote for ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm;

●	vote for the approval of our executive compensation as described in this proxy statement;

●	mark the “1 YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation; and

●	vote for the approval of the Meridian Bancorp, Inc. 2015 Equity Incentive Plan.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.

Participants in the ESOP and 401(k) Plan

If you participate in the East Boston Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Meridian Bancorp common stock through the East Boston Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive vote authorization form(s) that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Although not required by the terms of the 401(k) Plan, East Boston Savings Bank is providing a participant the opportunity to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Meridian Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted at the discretion of the 401(k) plan trustee. The deadline for returning your voting instructions is September 14, 2015.

If you have any questions about voting under the 401(k) Plan or ESOP, please contact Eric Heath at (978) 977-2820.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on the Company’s website.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2014, the Board of Directors of Meridian Bancorp held 18 meetings (not including committee meetings), and two additional meetings of our non-employee independent directors, and the Board of Directors of our predecessor corporation, Meridian Interstate Bancorp, Inc. (“Meridian Interstate”) held 16 meetings. No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies our Audit, Compensation and Nominating/Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing rules of the Nasdaq Stock Market, Inc. The Company also maintains an Executive Committee as a standing committee. The charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are available in the “About Us—Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com.

Director	Audit Committee		Compensation Committee		Nominating/ Corporate Governance Committee

Vincent D. Basile					X
Marilyn A. Censullo	X	*	X
Anna R. DiMaria			X		X
Richard F. Fernandez					X
Domenic A. Gambardella			X	*	X	*
Carl A. LaGreca	X
Gregory F. Natalucci	X				X

Number of Committee Meetings in 2014	9		3		2
Number of Committee Meetings in 2014 for Meridian Interstate	6		1		0

*	Denotes Chairperson

Audit Committee. Pursuant to Meridian Bancorp’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the Nasdaq Stock Market, Inc., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has determined that each of Marilyn A. Censullo and Carl A. LaGreca qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Meridian Bancorp’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee reviews corporate goals and objectives relevant to our Chief Executive Officer compensation, evaluates our Chief Executive Officer’s performance in light of those goals and objectives, and approves our Chief Executive Officer’s compensation level based on this evaluation. Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers. In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating/Corporate Governance Committee. Pursuant to the Meridian Bancorp’s Nominating/Corporate Governance Committee Charter, the Company’s Nominating/Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Nominating/Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating/Corporate Governance Committee Procedures.”

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflict of interest policy to ensure all directors are in compliance with the policy.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our then-existing directors attended the 2014 Annual Meeting of Stockholders of Meridian Interstate.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to further strengthen the governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board of Directors and alignment on corporate strategy. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Vincent D. Basile. The responsibilities of the lead independent director include leading all Board meetings of non-management Directors. The Board of Directors believes its leadership structure and corporate governance practices enhance the administration of its risk oversight function. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.

Stock Ownership

The following table provides information as of July 31, 2015, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 54,968,757 shares of Company common stock outstanding for voting purposes as of as of July 31, 2015.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

FMR, LLC (1) 245 Summer Street Boston, Massachusetts 02210	4,918,292	8.95%

East Boston Savings Bank Employee Stock Ownership Plan Trust 2321 Kochs Lane Quincy, Illinois 62305	3,563,090	6.48%

Peter B. Cannell & Co., Inc. (1) 545 Madison Avenue New York, New York 10022	2,953,275	5.37%

Adage Capital Partners, L.P. (2) Adage Capital Partners GP, L.L.C. Adage Capital Advisors, L.L.C. Robert Atchinson Phillip Gross 200 Clarendon Street Boston, Massachusetts 02116	2,788,000	5.07%

(1)	Amount of shares owned and reported on the most recent Schedule 13G filings with the Securities and Exchange Commission, reporting ownership as of December 31, 2014.
(2)	Amount of shares owned and reported on the most recent Schedule 13G filings with the Securities and Exchange Commission, reporting ownership as of June 9, 2015.

The following table provides information as of July 31, 2015 about the shares of Meridian Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer as of July 31, 2015 and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, or which he or she has the right to acquire beneficial ownership at any time within 60 days after July 31, 2015. Unless otherwise indicated, none of the shares listed are pledged as collateral for a loan, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 54,968,757 shares of Company common stock outstanding for voting purposes as of as of July 31, 2015.

Name	Number of Shares Owned		Percent of Common Stock Outstanding
Directors
Vincent D. Basile	55,750	(1)	*
Marilyn A. Censullo	86,920	(2)	*
Anna R. DiMaria	92,552	(3)	*
Richard F. Fernandez	145,710	(4)	*
Domenic A. Gambardella	143,540	(5)	*
Richard J. Gavegnano	1,040,152	(6)	1.9%
Thomas J. Gunning	21,223	(7)	*
Carl A. LaGreca	60,969	(8)	*
Edward L. Lynch	104,793	(9)	*
Edward J. Merritt	62,993	(10)	*
Gregory F. Natalucci	74,003	(11)	*
James G. Sartori	146,877	(12)	*

Named Executive Officers Who Are Not Also Directors
Mark L. Abbate	102,842	(13)	*
John Migliozzi	111,177	(14)	*
Frank P. Romano	150,243	(15)	*
John A. Carroll	28,854	(16)	*

All director and executives as a group (16 persons)	2,428,598		4.4%

*	Less than 1%.
(1)	Includes 5,673 restricted shares and 34,277 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(2)	Includes 4,204 restricted shares, 2,448 shares held in an IRA and 48,037 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(3)	Includes 3,469 restricted shares, 10,000 shares held in an IRA and 49,947 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(4)	Includes 5,673 restricted shares, 52,793 shares held in an IRA, 9,121 shares held in spouse’s IRA and 51,416 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(5)	Includes 5,673 restricted shares and 85,642 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(6)	Includes 5,142 restricted shares, 11,235 shares held in the East Boston Savings Bank ESOP, 7,456 shares held in East Boston Savings Bank 401(k) plan, 25,000 shares held in an IRA, 32,500 shares pledged as collateral and 619,445 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(7)	Includes 3,469 restricted shares and 5,875 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(8)	Includes 4,204 restricted shares and 4,448 shares held in an UTMA.
(9)	Includes 3,469 restricted shares and 42,601 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(10)	Includes 3,469 restricted shares, 4,630 shares held in East Boston Savings Bank ESOP, 12,103 shares held in East Boston Savings Bank 401(k) plan, 22,070 shares held in an IRA and 13,221 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(11)	Includes 4,204 restricted shares, 979 shares held in an IRA and 50,437 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(12)	Includes 5,673 restricted shares, 28,000 held in an IRA, 6,700 shares held in spouse’s IRA and 88,142 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(13)	Includes 3,469 restricted shares, 6,465 shares held in East Boston Savings Bank ESOP, 31,413 shares held in East Boston Savings Bank 401(k) plan and 43,826 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(14)	Includes 4,938 restricted shares, 10,843 shares held in East Boston Savings Bank ESOP, 12,029 shares held in East Boston Savings Bank 401(k) plan, 11,874 shares held in an IRA and 47,499 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(15)	Includes 8,366 restricted shares, 3,222 shares held in East Boston Savings Bank ESOP, 2,258 shares held in East Boston Savings Bank 401(k) plan, 107,203 shares held in an IRA, 5,200 shares held in spouse’s IRA and 15,670 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(16)	Includes 3,714 restricted shares, 2,327 shares held in East Boston Savings Bank ESOP, 1,797 shares held in East Boston Savings Bank 401(k) plan, 14,896 shares held in an IRA and 4,162 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

Proposal 1—Election of Directors

The Board of Directors of Meridian Bancorp is presently composed of 12 members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Marilyn A. Censullo, Richard J. Gavegnano, Edward L. Lynch and Gregory F. Natalucci, all of whom are current directors of the Company.

All of our directors except for Messrs. Gavegnano, Merritt and Lynch are independent under the current listing standards of the Nasdaq Stock Market, Inc. Messrs. Gavegnano and Merritt are not independent because they are executive officers of Meridian Bancorp and East Boston Savings Bank. Mr. Lynch is not independent because of the legal fees paid to him or received by him, directly or indirectly, from East Boston Savings Bank. For 2014, such fees totaled $15,055 for Mr. Lynch. In determining the independence of our other directors, the Board of Directors considered loans to directors and members of their affiliates, and legal fees of $3,525 paid to, or received by, directly or indirectly, Ms. DiMaria which transactions were not required to be disclosed individually under “—Transactions with Certain Related Persons.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2014.

All of the nominees and directors continuing in office are long time residents of the communities served by the Company and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in the Company’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As a community banking institution, the Company believes that the local knowledge and experience of its directors assists the Company in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and in assessing the risks inherent in its lending operations. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists the Company in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

Marilyn A. Censullo, a Certified Public Accountant, has been a partner in the accounting firm of Naffah & Company, P.C. since 2000, and has over 30 years of experience as an accountant. Ms. Censullo has significant experience with the application of generally accepted accounting principles and matters of business finance and business transactions. Ms. Censullo’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 57. Director since 2007.

Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons, Inc. He has been associated with East Boston Savings Bank for 40 years serving as corporator, trustee and director. Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank and the Company since 2003 and 2006, respectively. In 2007, Mr. Gavegnano was appointed Chief Executive Officer of the Company and Investor Relations Officer of the Company, and in 2014 was appointed President of East Boston Savings Bank and the Company. Mr. Gavegnano has experience in business development, commercial real estate and investments. Mr. Gavegnano’s positions as Chairman of the Board and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board, and alignment on corporate strategy. Age 67. Director since 1995.

Edward L. Lynch has been an Attorney at Law, Sole Practitioner, for the past 39 years specializing in real estate closings. His experience as a lawyer assists the Board in analyzing and addressing the legal requirements of the Company and its subsidiaries, including any litigation matters. Age 73. Director since 2001.

Gregory F. Natalucci is a former auditor with CNA Financial Corporation, a commercial and property-casualty insurer. Mr. Natalucci practiced in this field for over 35 years. In connection with his position with CNA Financial he gained extensive knowledge of audit practices and of the insurance industry. Mr. Natalucci’s experience provides the Board with experience when assessing the Company’s accounting and internal audit practices and with respect to its insurance needs in general. Age 69. Director since 2002.

Directors Continuing in Office

The following directors have terms ending in 2016:

Anna R. DiMaria has been an Attorney at Law with the Law Offices of Michael A. D’Avolio for over 20 years. Ms. DiMaria’s background as an attorney provides the Board of Directors with a unique perspective in addressing the legal requirements of the Company and its subsidiaries. Her professional experience also provides the Company with expertise in the areas of real estate and estate law. Age 69. Director since 2006.

Richard F. Fernandez has been Chief Financial Officer at Stoughton Recycling Technologies, LLC since 2010 and has been a merger and acquisition/banking consultant since 2006. Mr. Fernandez was a Commercial Lending Regional Manager for Sovereign Bank from 2000 to 2006. Mr. Fernandez has 40 years commercial lending experience at several institutions, including Sovereign Bank, US Trust Company, and Shawmut Bank. Mr. Fernandez’s extensive knowledge in mergers and acquisitions is valuable in assisting the Board of Directors with evaluating strategic planning initiatives and growth opportunities, which from to time are important strategies for the Company. Age 72. Director since 2008.

Domenic A. Gambardella is the former owner and President of Meridian Insurance Agency Inc., an insurance agency, and was the owner of a financial services firm focused on small businesses. Mr. Gambardella’s experience as President of an insurance agency gives him unique insights into the Company’s challenges, opportunities and operations in the insurance products field and generally in the area of wealth management and non-depository products that are offered by the Company and its subsidiaries. Age 68. Director since 1995.

Thomas J. Gunning is Executive Director of Building Trades Employers Association, a multi-trade organization that represents over 250 contractors affiliated with 11 different building trade unions. Mr. Gunning’s experience in legislative matters, labor relations and contract negotiations brings the Board of Directors the perspective of someone who is familiar with all facets of labor matters. Mr. Gunning served as a director of Mt. Washington Co-operative Bank since 2008 and became a director of the Company as result of the Bank’s acquisition of Mt. Washington Co-operative Bank in January 2010. Age 61. Director since 2010.

The following directors have terms ending in 2017:

Vincent D. Basile is a self-employed management consultant who has published articles on management leadership in national journals and has served as Clerk of East Boston Savings Bank since 2007 and has served as the Corporate Secretary of the Company since its formation. Mr. Basile’s knowledge of best management practices, corporate governance matters and his contacts with local community leaders, politicians and municipalities gives him insights into the Company’s challenges and opportunities in its lending area and in assessing and securing the location of branches and offices. Previously, Mr. Basile was a Regional Administrator in the Massachusetts Office of the Commissioner of Probation, and served as the Chairman of the Board of Omega Marketing, formerly an East Boston-based manufacturer of high performance life jackets. Mr. Basile is also a retired Lt. Colonel in the U.S. Army Reserve. He has been a Corporator of the Company since 1977. Age 75. Director since 2002.

Edward J. Merritt serves as Executive Vice President, Business Development and Community Reinvestment, and became a Board member as a result of the Bank’s acquisition of Mt. Washington Co-operative Bank. Previously, Mr. Merritt served as the President and Chief Executive Officer and a director of Mt. Washington Cooperative Bank for over 11 years. Mr. Merritt’s long-term experience with managing the day-to-day operations of a community banking institution operating in a community in which the Company previously had limited market penetration also provides the Board with additional perspective with respect to such market area and assists the Board in recognizing and assessing growth opportunities in the market area in which Mt. Washington Cooperative Bank operated. Age 55. Director since 2010.

James G. Sartori retired as Treasurer of Bandwagon, Inc., an importer and distributor company, in 2011. Mr. Sartori’s experience as Treasurer for over 37 years provides the Board with the perspective of someone experienced in financial and accounting issues. Age 71. Director since 2001.

Carl A. LaGreca is a Certified Public Accountant. He is the President of Forman, Itzkowitz, Berenson & LaGreca, PC, an accounting firm in Waltham, Massachusetts, where he has been employed for 29 years. Mr. LaGreca has significant expertise and background with regard to accounting matters, the application of generally accepted accounting principles and matters of business finance and business transactions. Mr. LaGreca’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 68. Director since January 2009.

Proposal 2—Ratification of Independent Registered

Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the 2015 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees paid by the Company for the fiscal years ended December 31, 2014 and 2013 to Wolf & Company, P.C.

	2014	2013
Audit fees	$453,500	$356,000
Audit-related fees	$34,900	$34,100
Tax fees	$34,500	$33,000
All other fees	$20,000	$20,000

Audit fees relate to the audit of the Company’s annual consolidated financial statements, quarterly review fees, and the audit of internal controls over financial reporting. In 2014, audit fees included $93,500 related to the Company’s Form S-1 registration statement filing and related amendments for the mutual-to-stock conversion. Audit-related fees pertain to the audits of the Company’s 401(k) Plan and employee stock ownership plan. Tax fees consist of tax return preparation and other tax matters. All other fees pertain to services related to information technology.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the audit or services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the years ended December 31, 2014 and 2013, 100% of audit and other services provided by Wolf & Company, P.C. were approved, in advance, by the Audit Committee.

Proposal 3—Advisory (Non-Binding) Vote on

Executive Compensation

Stockholders are being given the opportunity to vote on an advisory (non-binding) “say-on-pay” resolution at the Annual Meeting to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

Specifically, stockholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution. The Board of Directors recommends that you vote “FOR” the resolution set forth in Proposal 3.

Proposal 4—Advisory (Non-Binding) Vote on the Frequency of Voting on Executive Compensation

Stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of executive officers (the “say-on-pay” advisory vote in Proposal 3 above) this year and will do so at least once every three years thereafter. At the 2015 Annual Meeting, we are also asking stockholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future stockholder “say-on-pay” advisory votes on executive compensation be conducted every year. The determination was based upon the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation.

Although the Board of Directors recommends a “say-on-pay” vote every year, stockholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the 1 Year frequency option.

The Board of Directors recommends that you vote “FOR” the 1 Year option.

Proposal 5—Approval of the Meridian Bancorp, Inc.

2015 Equity Incentive Plan

The Board of Directors has adopted, subject to stockholder approval, the Meridian Bancorp, Inc. 2015 Equity Incentive Plan (the “Equity Incentive Plan”), to provide employees and directors of, and service providers to, Meridian Bancorp, Inc. or any subsidiary with additional incentives to promote the growth and performance of Meridian Bancorp, Inc. Most of the companies that we compete with for directors and management-level employees are public companies that offer equity compensation as part of their overall director and officer compensation programs. By approving the Equity Incentive Plan, our stockholders will give us the flexibility we need to continue to attract and retain highly qualified officers and directors by offering a competitive compensation program that is linked to the performance of our common stock.

The following is a summary of the material features of the Equity Incentive Plan, which is qualified in its entirety by reference to the provisions of the Equity Incentive Plan, attached hereto as Appendix A.

General

Subject to permitted adjustments for certain corporate transactions, the Equity Incentive Plan authorizes the issuance or delivery to participants of up to 3,250,000 shares of Meridian Bancorp, Inc. common stock pursuant the exercise of stock options (all of which may be granted as incentive stock options) and up to 1,300,000 shares that may be issued as restricted stock awards, restricted stock units and performance awards.

The Equity Incentive Plan will be administered by the members of Meridian Bancorp, Inc. Compensation Committee (the “Committee”) who are “Disinterested Board Members,” as defined in the Equity Incentive Plan. The Committee has the authority and discretion to select the persons who will receive awards; establishing the terms and conditions relating to each award; adopting rules and regulations relating to the Equity Incentive Plan; and interpreting the Equity Incentive Plan. The Equity Incentive Plan also permits the Committee to delegate all or any portion of its responsibilities and powers.

The Committee may grant an award under the Equity Incentive Plan as an alternative to or replacement of an existing award under the Equity Incentive Plan or any other plan of Meridian Bancorp, Inc. or any subsidiary, or as the form of payment for grants or rights earned or due under any other plan or arrangement of Meridian Bancorp, Inc. or its subsidiaries, including the plan of any entity acquired by Meridian Bancorp, Inc. or any subsidiary.

Eligibility

Employees and directors of, and service providers to, Meridian Bancorp, Inc. or its subsidiaries are eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

Types of Awards

The Committee may determine the type and terms and conditions of awards under the Equity Incentive Plan, which shall be set forth in an award agreement delivered to each participant. At least 95% of all awards under the Plan will be subject to a vesting requirement of at least one year of service following the grant of the award. If the right to become vested in an award is conditioned on the completion of a specified period of service, without achievement of performance measures or other performance objectives and without being granted in lieu of or in exchange for other compensation, then the required period of service for full vesting will be determined by the Committee and evidenced in an award agreement. Awards may be granted in a combination of incentive and non-qualified stock options or restricted stock.

Stock Options. A stock option is the right to purchase shares of common stock at a specified price for a specified period of time. Under the Equity Incentive Plan, the exercise price may not be less than the fair market value of a share of our common stock on the date the stock option is granted. Fair market value, for purposes of the Equity Incentive Plan, means (i) if the stock is listed on a national securities exchange, the closing sales price on such exchange on such date, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the stock is not listed on a securities exchange, “fair market value” will mean a price determined by the Committee in accordance with Section 422 of the Internal Revenue Code and applicable requirements of Section 409A of the Internal Revenue Code. Further, the Committee may not grant a stock option with a term that is longer than 10 years.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages that are not available to non-qualified stock options, and must comply with the requirements of Section 422 of the Internal Revenue Code. Only officers and employees are eligible to receive incentive stock options. Non-Employee directors may only receive non-qualified stock options under the Equity Incentive Plan. Shares of common stock purchased upon the exercise of a stock option must be paid for at the time of exercise in cash or by such other means as the Committee may from time to time permit, including: (i) by personal, certified or cashier’s check, (ii) by tendering stock of Meridian Bancorp, Inc. owned by the participant in satisfaction of the exercise price, (iii) by a “cashless exercise” through a third party, (iv) by a net settlement of the stock option, using a portion of the shares obtained on exercise in payment of the exercise price of the stock option, or (v) by a combination of the foregoing. The total number of shares that may be acquired upon the exercise of a stock option will be rounded down to the nearest whole share.

Restricted Stock. A restricted stock award is a grant of common stock, subject to vesting requirements, to a participant for no consideration or such minimum consideration as may be required by applicable law. Restricted stock awards may be granted only in whole shares of common stock and are subject to vesting conditions and other restrictions established by the Committee as set forth in the Equity Incentive Plan or the award agreement. Prior to their vesting, unless otherwise determined by the Committee, the recipient of a restricted stock award may exercise any voting rights with respect to common stock subject to an award and receive any dividends and distributions declared and paid with respect to shares of common stock subject to the restricted stock award, other than a stock dividend consisting of shares of stock.

Restricted Stock Units. Restricted stock units may be denominated in shares of common stock and are similar to restricted stock awards except that no share of common stock is actually issued to the award recipient at the time of grant of a restricted stock unit. Restricted stock units awards will be paid in shares of our common stock, or in the sole discretion of the Committee determined at the time of settlement, in cash or a combination of cash and shares of stock, and are subject to vesting conditions and other restrictions set forth in the Plan or the award agreement. Participants have no voting rights with respect to any restricted stock units granted under the Plan. Dividends will not be paid on restricted stock units unless the Committee determines that dividend equivalent rights may be paid on restricted stock units either at the time dividends are paid on the common stock or when the restricted stock unit award is settled.

Performance-Based Awards. A performance award is an award, the vesting of which is subject to the achievement of one or more performance conditions specified by the Committee and set forth in the Plan. A performance award may be denominated in shares of restricted stock or restricted stock units. If a performance award is intended to comply with the requirements of Code Section 162(m), it shall be made during the period required under Code Section 162(m) and shall comply with all applicable requirements of Code Section 162(m). At the discretion of the Committee, the vesting of any stock option may also be subject to the achievement of one or more objective performance measures.

Prohibition Against Repricing of Options. The Equity Incentive Plan provides that neither the Committee nor the Board is authorized to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option previously granted.

Limitation on Awards under the Equity Incentive Plan

The maximum number of shares of stock that may be available for awards of stock options is 3,250,000, and 1,300,000 for awards of restricted stock.

To the extent any shares of stock covered by an award (including restricted stock awards, restricted stock units and performance awards) under the Equity Incentive Plan are not delivered to a participant or beneficiary because the award is forfeited or canceled or because a stock option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the Plan.

In the event of a corporate transaction involving the stock of Meridian Bancorp, Inc. (including any recapitalization, reclassification, stock split, reverse split, combination or exchange of shares, stock dividend or other distribution payable in capital stock), the number and kind of shares for which grants of stock options, restricted stock, restricted stock unit awards or performance awards may be made under the Plan will be adjusted proportionately by the Committee. In addition, the number and kind of shares for which grants are outstanding will be adjusted proportionately so that the proportionate interest of the grantee immediately following such event will, to the extent practicable, be the same as immediately before such event. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, stock options, restricted stock awards, restricted stock units and performance awards.

Limitations on Grants to Individuals.

Stock Options—Employees. The maximum number of shares of stock that may be covered by stock options granted to any one employee or service provider is 812,500, all of which may be granted during any one calendar year. Such amount represents 25% of the maximum number of shares of stock that may be delivered pursuant to stock options.

Restricted Stock Awards and Restricted Stock Units—Employees. The maximum number of shares of stock that may be subject to restricted stock awards and restricted stock units granted to any one employee or service provider is 325,000, all of which may be granted during any calendar year. Such maximum amount represents 25% of the maximum number of shares of stock that may be issued as restricted stock awards and restricted stock units.

Stock Options—Directors. The maximum number of shares of stock that may be subject to stock options granted to any one individual non-employee director is 162,500, all of which may be granted during any calendar year, and the maximum number of shares that may be subject to stock options granted to all non-employee directors, in the aggregate, is 975,000. Such amounts represent 5% and 30%, respectively, of the maximum number of shares of stock that may be delivered pursuant to stock options.

Restricted Stock Awards and Restricted Stock Units—Directors. The maximum number of shares of stock that may be subject to restricted stock awards or restricted stock units granted to any one individual non-employee director is 65,000, all of which may be granted during any calendar year, and the maximum number of shares of stock that may be subject to restricted stock awards or restricted stock units granted to all non-employee directors, in the aggregate, is 390,000. Such maximum amounts represent 5% and 30%, respectively, of the maximum number of shares of stock that may be issued as restricted stock award or restricted stock units.

The aggregate number of shares available for grant under the Equity Incentive Plan and the number of shares subject to outstanding awards, including the limit on the number of awards available for grant, will be subject to adjustments as provided in the paragraph entitled “Limitations on Awards under the Equity Incentive Plan” above.

Performance Features

General. A federal income tax deduction for Meridian Bancorp, Inc. will generally be unavailable for annual compensation in excess of $1.0 million paid to its chief executive officer or three other most highly compensated officers (other than its chief financial officer). However, amounts that constitute “performance-based compensation” (as that term is used in section 162(m) of the Internal Revenue Code) are not counted toward the $1.0 million limit. The Equity Incentive Plan is designed so that stock options will be considered performance-based compensation. The Committee may designate whether any restricted stock awards or restricted stock units granted to any participant are intended to be performance-based compensation. Any restricted stock awards designated as performance-based compensation will be conditioned on the achievement of one or more performance measures, to the extent required by section 162(m) of the Internal Revenue Code.

Performance Measures. The performance measures that may be used for such awards will be based on any one or more of the following performance measures, as selected by the Committee: book value or tangible book value per share; basic earnings per share (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); basic cash earnings per share; diluted earnings per share; diluted cash earnings per share; return on equity; net income or net income before taxes; cash earnings; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; financial return ratios (e.g., return on investment, return on invested capital, return on equity, return on average assets, cash return on average assets or return on assets, return on average stockholders’ equity; cash return on average tangible stockholders’ equity); core earnings, capital; increase in revenue, operating or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, operating income; operating income efficiency ratio; net interest margin or net interest rate spread; debt load reduction; expense management; economic value added; stock price; assets, growth in assets, loans or deposits, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, loan production volume, non-performing loans, deposits or assets; liquidity; interest sensitivity gap levels; regulatory compliance or safety and soundness; improvement of financial rating; achievement of balance sheet or income statement objectives and strategic business objectives, consisting of one or more objectives, based upon meeting specified cost, targets, business expansion goals and goals relating to acquisitions or divestitures or goals relating to capital raising or capital management; or any combination of the foregoing.

Performance measures may be based on the performance of Meridian Bancorp, Inc. as a whole or of any one or more subsidiaries or business units of Meridian Bancorp, Inc. or a subsidiary and may be measured relative to a peer group, an index or a business plan. The Committee may adjust performance measures in certain circumstances, provided, however, no adjustment may be made with respect to an award that is intended to be performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code, except to the extent the Committee exercises negative discretion as permitted under applicable law for purposes of an exception under section 162(m) of the Internal Revenue Code. The Committee may modify performance measures in certain circumstances.

Vesting of Awards

The Committee will specify the vesting schedule or conditions of each award. At least 95% of all awards under the Equity Incentive Plan will be subject to a vesting requirement of at least one year of service following the grant of the award. If the vesting of an award under the Equity Incentive Plan is conditioned on the completion of a specified period of service with Meridian Bancorp, Inc. or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting shall be determined by the Committee and evidenced in an award agreement, subject to acceleration of vesting, to the extent permitted by the Committee, including in the event of death, disability, retirement or involuntary termination following a change in control. The Committee will have the authority and discretion to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an award at any time after the grant of the award.

Change in Control

Unless otherwise stated in an award agreement, upon the involuntary termination by Meridian Bancorp, Inc. or subsidiary (other than termination for cause) or the termination of employment by a participant for good reason following a change in control, all outstanding options then held by a participant will become fully exercisable and all restricted stock awards, restricted stock units and performance awards shall be fully earned and vested. For the purposes of the Equity Incentive Plan, a change in control occurs when (a) any person is or becomes the beneficial owner, directly or indirectly, of securities of Meridian Bancorp, Inc. representing 25% or more of the combined voting power of Meridian Bancorp, Inc.’s then outstanding voting securities; (c) the Incumbent Directors (as defined in the Equity Incentive Plan) cease, for any reason, to constitute a majority of the Whole Board (as defined in the Equity Incentive Plan); or (d) a plan of reorganization, merger, consolidation or similar transaction involving Meridian Bancorp, Inc. and one or more other corporations or entities is consummated, other than a plan of reorganization, merger, consolidation or similar transaction that is defined in the Equity Incentive Plan as an Excluded Transaction, or the stockholders of Meridian Bancorp, Inc. approve a plan of complete liquidation of Meridian Bancorp, Inc., or a sale, liquidation or other disposition of all or substantially all of the assets of Meridian Bancorp, Inc. or any subsidiary is consummated; or (e) a tender offer is made for 25% or more of the outstanding voting securities of Meridian Bancorp, Inc. and the stockholders owning beneficially or of record 25% or more of the outstanding voting securities of Meridian Bancorp, Inc. have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

In the event of a change in control, any performance measure attached to an award under the Equity Incentive Plan shall be deemed satisfied as of the date of the change in control.

Forfeiture

The Committee may specify in an award agreement that rights and benefits with respect to an award may be subject to reduction, cancellation, forfeiture or recoupment upon certain events, including termination of employment for cause; termination of the provision of services to Meridian Bancorp, Inc. or any subsidiary; any violation of material Meridian Bancorp, Inc. or subsidiary policies; breach of noncompetition, confidentiality or other restrictive covenants that apply to the participant; or any other conduct that is detrimental to the business or reputation of Meridian Bancorp, Inc. or any subsidiary.

If Meridian Bancorp, Inc. is required to prepare an accounting restatement due to the material noncompliance of Meridian Bancorp, Inc., as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse Meridian Bancorp, Inc. the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement. In addition, awards granted under the Equity Incentive Plan are subject to any clawback policy adopted by the Board from time to time.

Amendment and Termination

The Board of Directors may, at any time, amend or terminate the Equity Incentive Plan or any award granted under the Equity Incentive Plan, provided that, except as provided in the Equity Incentive Plan, no amendment or termination may cause the repricing of a stock option or adversely impair the rights of a participant or beneficiary under an award without the participant’s (or affected beneficiary’s) written consent. The Board of Directors may not amend the Equity Incentive Plan to materially increase the benefits accruing to participants under the plan, materially increase the aggregate number of securities that may be issued under the Equity Incentive Plan (other than as provided in the Equity Incentive Plan), or materially modify the requirements for participation in the Equity Incentive Plan, without approval of stockholders. Notwithstanding the foregoing, the Committee may amend the Equity Incentive Plan or any award agreement, to take effect retroactively or otherwise, for the purpose of conforming the Equity Incentive Plan or the award agreement to current or future law, or avoiding an accounting treatment resulting from an accounting pronouncement or interpretation issued by the Securities and Exchange Commission or Financial Accounting Standards Board subsequent to the adoption of the Equity Incentive Plan or the making of the award affected thereby, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of Meridian Bancorp, Inc.

Duration of Plan

The Equity Incentive Plan will become effective upon approval by the stockholders at this annual meeting. The Equity Incentive Plan will remain in effect as long as any awards under it are outstanding; however, no award may be granted under the Equity Incentive Plan after the day immediately preceding the ten-year anniversary of the effective date of the Equity Incentive Plan. The Board of Directors may terminate the Equity Incentive Plan at any time, provided that any termination of the Equity Incentive Plan will not affect outstanding awards.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the Equity Incentive Plan.

Non-Qualified Stock Options. The grant of a non-qualified option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Meridian Bancorp, Inc. will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of Meridian Bancorp, Inc. or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and Meridian Bancorp, Inc. will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and Meridian Bancorp, Inc. will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and Meridian Bancorp, Inc. will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award in taxable income in the year of grant at the grant date fair market value.

Withholding of Taxes. Meridian Bancorp, Inc. may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements.

Change in Control. Any acceleration of the vesting or payment of awards under the Equity Incentive Plan in the event of a change in control or termination of service following a change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by Meridian Bancorp, Inc.

Deduction Limits. Section 162(m) of the Internal Revenue Code generally limits Meridian Bancorp, Inc.’s ability to deduct for tax purposes compensation in excess of $1.0 million per year for its chief executive officer and the three other most highly compensated executives (excluding the chief financial officer) named in the summary compensation table (“covered employees”). Restricted stock awards, other than performance-based restricted stock awards, and other awards that are not subject to performance goals may be subject to this deduction limit if income recognized on the awards plus other compensation of the executive that is subject to the limit exceeds $1.0 million. “Qualified performance-based compensation” is not subject to this limit and is fully deductible by Meridian Bancorp, Inc. “Qualified performance-based compensation” is compensation that is subject to a number of requirements such as stockholder approval of possible performance goals, and objective quantification of those goals in advance. Stock options available for award under the Equity Incentive Plan will be considered “qualified performance-based compensation” even if such awards vest solely due to the passage of time during the performance of services. Accordingly, if an award is not exempt from Section 162(m), income recognized on such award by a covered employee will be subject to the $1.0 million deduction limit on compensation.

In the case of performance-based awards granted to a covered employee that are not distributed until after the covered employee’s retirement or other termination of employment, the $1.0 million deduction limit will not apply and the award will be fully deductible. Performance awards may provide for accelerated vesting upon death, disability, or a change in control and still be considered exempt from the $1.0 million deduction limit. The Equity Incentive Plan is designed so that stock options and performance-based restricted stock awards that are subject to performance goals may qualify as qualified performance-based compensation that is not subject to the $1.0 million deduction limit. Meridian Bancorp, Inc. expects that the Committee will take these deduction limits into account in setting the size and the terms and conditions of awards. However, the Committee may decide to grant awards that result in executive compensation that exceeds the deduction limit.

Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Equity Incentive Plan. Meridian Bancorp, Inc. suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Accounting Treatment

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Meridian Bancorp, Inc. is required to recognize compensation expense on its income statement over the requisite service period or performance period based on the grant date fair value of stock options and other equity-based compensation (such as restricted stock).

Awards to be Granted

The Compensation Committee intends to meet promptly after stockholder approval to determine the specific terms of the awards, including the allocation of awards to executive officers, employees and non-employee directors. At the present time, no specific determination has been made as to the grant or allocation of awards.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the approval of the Meridian Bancorp, Inc. 2015 Equity Incentive Plan.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2015.

Audit Committee of the Board of Directors of

Meridian Bancorp, Inc.

Marilyn A. Censullo, Chair

Carl A. LaGreca

Gregory F. Natalucci

Information about Named Executive Officers

The following provides information regarding our executive officers as of December 31, 2014, that are not directors of the Company.

Mark L. Abbate, Executive Vice President, Treasurer and Chief Financial Officer of Meridian Bancorp, Inc. and East Boston Savings Bank, joined us in January 2010. From July 2009 to December 2009, Mr. Abbate served as Chief Financial Officer of Home Loan Investment Bank, FSB, Warwick, Rhode Island. From December 2007 through July 2009, Mr. Abbate was Executive Vice President and Chief Financial Officer of Service Bancorp, Inc. and Strata Bank of Franklin, Massachusetts. From March 2006 through December 2007, Mr. Abbate was a consultant based in Boston providing project consulting leadership to financial institutions in need of finance, accounting and risk management support. Age 59.

John Migliozzi, Executive Vice President, Real Estate Lending of East Boston Savings Bank, joined us in 1998. Mr. Migliozzi began his career with us as a Commercial Lender. Age 57.

John A. Carroll, Executive Vice President, who was appointed Chief Operating Officer of Meridian Bancorp, Inc. and East Boston Savings Bank in March 2014, joined us in 2012. Mr. Carroll previously served as our Chief Information Officer. Previously, Mr. Carroll served as Senior Vice President, Operations & Technology for nearly eight years at DanversBank prior to its acquisition by People’s United Bank. Age 48.

Frank P. Romano, Executive Vice President, Corporate Banking of East Boston Savings Bank, joined us in July 2011. He had worked at the former DanversBank since 2003 as Senior Vice President, Group Head of Corporate Banking; prior to that, from 1999 at Warren Bank as Senior Vice President, Head of Middle Market Lending; and similar roles at Eastern Bank and The Bank for Savings since 1983. Age 60.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy. Our compensation philosophy starts from the premise that the success of Meridian Bancorp and East Boston Savings Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives. We also recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

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Meeting the Demands of the Market—Our goal is to compensate our employees at competitive levels in relation to surveyed averages. We strive to position the bank as a preferred employer among our peers who provide similar financial services in the regional market. Base pay and incentive pay for all employees, and stock-based benefit plans for eligible employees are positioned relative to our peers’ offerings to either meet or exceed, or in some cases lag, depending on the employment environment. Base pay at equitable levels is most important in meeting the market. It is the component of compensation that most directly affects current and near-term standard of living and it is the most easily compared between competing job offers. Our annual cash bonus plan (the “Incentive Compensation Plan”) is almost as important as it focuses rewards based on current year individual and bank performance.

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Aligning with Stockholders—We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders. Long- term incentives such as the 2008 Equity Incentive Plan (the “EIP”) and the Employee Stock Ownership Plan (the “ESOP”) are important in aligning interests with stockholders. The ESOP and the EIP place stock in the hands of employees and executives over the course of time and have become an increasingly important part of total compensation.

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Driving Performance—We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line. Base pay rates are subject to annual merit increases that result from performance evaluations. These performance-based increases are directly tied to individual contributions to bank performance and, over time, become a material portion of pay resulting from accomplishments. Our Incentive Compensation Plan is tied directly to individuals’ performance and loan production, deposit generation, net earnings, cost of funds and efficiency of enterprise-wide performance. In this plan, individuals’ performance is rewarded, but only if East Boston Savings Bank performance reaches certain targets established by the Compensation Committee. The plan itself sets a target bonus payout if bank performance meets budget projections. There are also significantly lesser payouts available under the plan at two lower tiers of performance and two higher tiers set as stretch targets. The difference between tiers is determined in order to draw a clear relationship between bank performance and rewards.

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Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve: compensation rates that are priced to be valued by the market and prudent for the organization’s strategic well- being. Base pay and the incentive compensation plan are meant to place a recognizable fair value on employment at East Boston Savings Bank. Long-term incentives, such as the EIP, represent longer-term value in the employment relationship.

We have considered the most recent stockholder say-on-pay advisory vote in determining compensation policies and decisions. In light of strong stockholder support, the Compensation Committee concluded that no revisions were necessary to our executive officer compensation program.

Elements of the Compensation Package. The executive compensation program has three key elements of total direct compensation: base salary, annual incentives and long-term incentives, such as stock option and restricted stock awards.

Adjustments to base pay in the form of merit increases are limited by a cap on increases. The cap is recommended by the Senior Vice President of Human Resources to the Compensation Committee of the Board of Directors. It is based on surveyed projected caps of peers, the current competitive position being assumed by East Boston Savings Bank for recruitment purposes and informed by the current Consumer Price Index—All Urban Consumers (the “CPI-U”) as a proxy for inflation, and by the unemployment rate. The inflation rate is used as an additional benchmark when possible to ensure that merit increases will have meaning to employees in terms of purchasing power. At times of high inflation it is not necessarily possible to use this benchmark due to prohibitive cost. Base pay merit increases are computed using a numerical performance evaluation score for each individual on a scale from one to five, calculating that score as a percentage of a top score of five; then applying that percentage to the actual cap. Caps in recent years have been 3.25% and 3.50%.

The Incentive Compensation Plan is structured for all eligible employees on the basis of five tiers of overall bank performance. The middle tier reflects bank performance centered on our budgets for loan production, deposit generation, net earnings, cost of funds and efficiency. Each of these five performance elements is assigned a numerical value for middle tier performance and for two lower performance tiers and two higher performance tiers. Depending on how we score regarding these five elements an overall score will place the level of bonus payout at one of these five levels, or below the scale entirely, in which case the Board may pay a bonus using other criteria, or not pay a bonus at all. This plan has been benchmarked to peers’ similar plans using data from the Pearl Meyer & Partners survey, as explained below.

An individual’s performance determines the level of bonus they can receive within the bank’s performance level as described above. An employee who is rated as satisfactory on his or her performance evaluation would receive a certain percentage of gross pay in the form of a bonus. An employee who is rated as less than satisfactory forfeits the bonus entirely and employees who are rated above satisfactory receive a higher percentage of pay as bonus.

Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at peer banks. To further that goal, we obtain peer group information from a variety of independent sources. Our primary source is a comprehensive annual “Banking Compensation Survey Report” issued by Pearl Meyer & Partners in conjunction with the Massachusetts Bankers Association. Its 2014 report contained data from 111 institutions and included a peer group that we use as a reference: a $1 billion and above asset size peer group (consisting of 34 institutions).

The $1 billion and above asset size peer group consisted of the following institutions:

Avidia Bank	Institution for Savings in Newburyport
Bank Newport	Jeanne D’Arc Credit Union
Bay Coast Bank	Middlesex Savings Bank
Belmont Savings Bank	Needham Bank
Berkshire Bank	Northern Bank & Trust Company
Bristol County Savings Bank	Pawtucket Credit Union
Cambridge Savings Bank	PeoplesBank
Century Bancorp Inc.	Rockland Trust Company
Commerce Bank	Salem Five Cents Savings Bank
Country Bank	Savings Institute Bank & Trust
Dedham Institution for Savings	The Cape Cod Five Cents Savings
East Boston Savings Bank	The Washington Trust Company (RI)
Eastern Bank	Unibank
Easthampton Savings Bank	Watertown Savings Bank
Enterprise Bank and Trust	Webster Bank (CT)
Greylock Federal Credit Union	Westfield Bank
HarborOne Credit Union	Workers Credit Union

The survey’s data on projected pay raise budgets and adjustments to pay grades are used in our decision-making process, as well as data on short-term incentives.

The midpoints of our pay grades are compared to those averaged in the survey, then adjusted for the age of the data and the survey’s forecast of future grade changes. Individuals’ compensation was reviewed with the comparable surveyed position in terms of competitive pay grade and current rate of pay in relation to the average surveyed 25th, 50th and 75th percentiles. Ultimately, any individual’s rate of pay was determined with these criteria in mind, but mainly through performance evaluations and those particulars of the recruitment process that determined the rate of pay at hire. Rates that may diverge materially from time to time from survey averages are typically driven by our particular needs and employment market trends.

We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments we made when a particular officer was hired. Individual performance and retention risk are also considered as part of our annual compensation assessment. Officers are rated on competencies, such as knowledge and business development but are also rated on the attainment of mutually agreed upon pre-determined goals and objectives for each individual officer which are specific to each calendar-year rating period based on our strategic plan, and market, performance and regulatory initiatives. These evaluations are performed at the end of each year and are used to determine both merit increases to base salary and the individual performance component of the incentive compensation plan.

The Compensation Committee used an analysis of sample jobs’ salary grade midpoints from the Pearl Meyer & Partners 2014 Banking Compensation Survey to measure the competitiveness of the bank’s salary grade structure. That analysis plotted the average salary grade midpoints of 30 jobs against the actual salary grade midpoints of those comparable bank jobs (representing approximately 25% of the bank’s jobs). Average differences were calculated and the Committee found that the trend line of the differences warranted adjustment of the Bank’s salary grades up by 2.0%. The committee also took into consideration the Bank’s competitive position in recruitment and the change in cost of living over the previous year as measured by CPI.

Annual Cash Bonuses under our Incentive Compensation Plan. The objective of our Incentive Compensation Plan is to motivate and reward our employees for achieving specific company and individual goals that support the strategic plan. All bonus payments under this plan are determined at the discretion of the Compensation Committee and no officer or employee has a right to a bonus under this plan unless the Compensation Committee has specifically authorized the bonus. Rewards under this plan represent compensation that must be earned each year based on performance relative to company and individual standards.

All of our “Named Executive Officers” are eligible to receive an annual cash bonus under our Incentive Compensation Plan upon the successful performance of East Boston Savings Bank and the attainment of individual performance goals. Our Named Executive Officers for the year ended December 31, 2014 were Richard J. Gavegnano, Chairman of the Board, President and Chief Executive Officer, Edward J. Merritt, Executive Vice President, Business Development and Community Reinvestment, Mark L. Abbate, Executive Vice President, Treasurer and Chief Financial Officer, John Migliozzi, Executive Vice President, Real Estate Lending and Frank P. Romano, Executive Vice President, Corporate Banking. The entire amount of the bonus is discretionary and is determined by the Compensation Committee. For 2014, the Compensation Committee determined the bonus amounts by reviewing East Boston Savings Bank’s loan growth, deposit growth, cost of funds, net operating income and efficiency ratio, as well as the contributions of our Named Executive Officers to our success. The amounts of the bonuses paid in 2015 for the year 2014 under this plan are included in the Summary Compensation Table in the column labeled “Bonus.” For 2014, the amount of the incentive cash bonus payable to a Named Executive Officer could range from 0% to 50% of a Named Executive Officer’s salary.

The total bonus pool which may be distributed under the Incentive Compensation Plan equals 10% of the net operating income of the Company, unless the Compensation Committee authorizes a different amount.

To determine the amount of the cash bonus payable to our Named Executive Officers in 2015 for the year 2014, company goals, which are defined each year, are first measured by comparing five performance measures with actual results. For 2014, the performance measures were as follows:

Performance Measure (1)	Weight (%)	Threshold	Target	Maximum	Actual Results	Points	Weighted Points
Net Loan Growth	25.0	4.61%	13.27%	20.77%	16.85%	4	4
Deposit Growth	12.5	7.53%	10.54%	12.54%	11.36%	3	1.5
Cost of Funds	12.5	1.00%	0.80%	0.67%	0.80%	3	1.5
Net Operating Income	25.0	$16,107	$20,877	$23,677	$33,475	5	5
Efficiency Ratio	25.0	81.31%	72.56%	67.31%	68.84%	4	4

(1)	Each Performance Measure is calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) or from amounts presented in accordance with GAAP. Net Operating Income is referred to as Income before Income Taxes in the Company’s Form 10-K filed on March 13, 2015 with the Securities and Exchange Commission.

The Incentive Compensation Plan weights the relative importance of each of the performance measures and assigns a number of points (from “1” to “5”) to the level of achievement of each such performance measure. The Plan may achieve five points for each 25% weighted measure if the maximum goal is achieved under a performance measure and no points if the threshold goal is not achieved. Achievement between threshold and maximum will result in attainment of one to four points for the relevant performance measure. For 2014, based on actual results, three points were achieved for Deposit Growth, four points were achieved for Net Loan Growth, three points were achieved for Cost of Funds, five points were achieved for Net Operating Income and four points were achieved for Efficiency Ratio. The points achieved were then adjusted based on the relative weight given to the performance measure and the weighted points were multiplied by “5” in order to determine the percentage achievement of the performance goals. Based on the above, the Company achieved 80% of the maximum performance measures. After determining the Company performance, the Compensation Committee uses a table to determine the amount of the bonus payable to a Named Executive Officer, which is as follows:

Performance Scale	Amount of Bonus for Richard J. Gavegnano	Amount of Bonus for Edward J. Merritt	Amount of Bonus for Mark L. Abbate, John Migliozzi and Frank P. Romano
20	10%	8%	6%
40	14% – 18%	10% – 14%	8% – 12%
60	17% – 25%	13% – 18%	11% – 15%
80	25% – 35%	17% – 25%	14% – 20%
100	35% – 50%	25% – 35%	20% – 27%

In 2014, since the Company achieved 80% on the performance scale, Mr. Gavegnano was eligible to receive a bonus in 2014 equal to 25% to 35% of his base salary; Mr. Merritt was eligible to receive bonuses equal to 17% to 25% of his base salary; and the other Named Executive Officers were eligible to receive a bonus equal to 14% to 20% of their base salary. As described above, all bonuses are subject to the discretion of the Compensation Committee and the Compensation Committee may decide to award a bonus that is higher or lower than suggested in the above tables. The Compensation Committee considers the executive’s individual performance in determining the amount of his or her award.

For the 2014 year, the Compensation Committee awarded bonuses to Mr. Gavegnano, Mr. Merritt, Mr. Abbate, Mr. Migliozzi and Mr. Romano in the amounts of $210,000, $66,022, $45,078, $48,556 and $44,139 respectively, with such bonuses paid in the first quarter of 2015.

Long-Term Compensation. We established a long-term incentive compensation program, the 2008 Equity Incentive Plan (“EIP”), to deliver competitive awards to our management team. We use the EIP to reward outstanding performance with incentives that focus our management team on the task of creating long-term stockholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our success. The nature and size of awards made under the EIP are based on a number of considerations, including regulatory requirements, awards made to individuals holding comparable positions among our peer group of financial institutions, internal equity, revenue generation and the tax or accounting treatment of specific equity compensation techniques. No grants were made under the EIP in 2014.

Role of the Compensation Committee. We have established a Compensation Committee of the Board of Directors of Meridian Bancorp to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of Ms. DiMaria, Ms. Censullo and Mr. Gambardella, all independent directors, are responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee evaluates the performance of our Chief Executive Officer and other executive officers and approves all compensation decisions relating to our executive officers. The Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents specifically related to his compensation. The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of Management. Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers. In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.

Peer Group Analysis. In its review of overall compensation, the Compensation Committee has referred to information published by Massachusetts Bankers Association/Pearl Meyer and Partners with respect to compensation paid by a peer group of 34 financial institutions of similar assets size and geographic location. We are also a participant in McLagan’s Regional & Community Banks compensation survey, and we use the data in our Northeast Region Custom Report for comparison purposes. As a public company, a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. The peer group will reflect consideration of several factors, including geographic location, size, operating characteristics, and financial performance.

Allocation Among Compensation Components. Under our present structure, base salary has represented the largest component of compensation for our executive officers. As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe it is important that the compensation of our named executive officers should be predominantly performance-based (other than base salary), while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits. We have entered into employment agreements with Mr. Gavegnano and Mr. Merritt and change in control agreements with Messrs. Abbate, Migliozzi and Romano on terms consistent with the compensation packages for the senior management among our peers and a severance plan for certain other employees. The severance payments under these agreements, which are contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits. Currently, our retirement income opportunity involves our 401(k) plan, which enables our eligible employees to supplement their retirement savings with elective deferral contributions that we match at specified levels, and an employee stock ownership plan for eligible employees of the Bank. (See “Employee Stock Ownership Plan.”) In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice. We also entered into supplemental executive retirement agreements with certain officers to provide them with supplemental benefits. (See “Pension Benefits.”)

Director Compensation. Our outside directors are compensated with meeting fees. We do not pay any annual or other retainer fees. Directors who are also employees of East Boston Savings Bank do not receive additional compensation for service on the board. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. We also entered into supplemental executive retirement agreements with certain directors to provide them with supplemental benefits (See “Directors Compensation.”) Our review of director compensation also considers the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices. As a public company, we expect that our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements. We have not adopted formal stock ownership requirements for our senior officers and board members. The Compensation Committee reviews prevailing practices among peer companies, including those with respect to stock ownership guidelines, in determining whether such guidelines are appropriate.

The Compensation Committee believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Meridian Bancorp, Inc. and East Boston Savings Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation does not encourage management to assume excessive risks. In its review, the Compensation Committee concluded that significant weighting towards long-term incentive compensation discourages short-term risk taking and that the significant number of shares of stock of Meridian Bancorp, Inc. owned by the Named Executive Officers discourages excessive risk taking.

Compensation for the Named Executive Officers in 2014

Chief Executive Officer Compensation. In determining compensation for Mr. Gavegnano, our Chief Executive Officer, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by an industry standard survey. Using this data the Committee determined a base salary for Mr. Gavegnano of $600,000 for 2014.

Compensation for our Other Named Executive Officers. In determining base salary for Messrs. Merritt, Abbate, Migliozzi and Romano, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by the survey referred to above. Using this data, the Committee determined equitable pay scales within which annual merit increases would be made. The Committee then determined the merit increases based on written analyses of the accomplishments and attainment of goals for each executive during the preceding year. This resulted in annual base salaries of $314,394 for Mr. Merritt, $225,392 for Mr. Abbate, $242,779 for Mr. Migliozzi and $220,695 for Mr. Romano for 2014.

Three factors affect the salaries of our named executives: salary negotiated at hire or appointment, annual merit increases and market adjustments. Mr. Gavegnano’s salary was adjusted to a market competitive rate based on the Pearl Meyer & Partners survey. The $600,000 salary equated to the 3rd quartile of the average base salary of the Chief Executive Officers within our peer group according to the 2014 Pearl Meyer & Partners survey. Mr. Merritt’s salary was within the 3rd quartile for top executives within his division’s asset size group in the survey. Mr. Abbate’s was within the 2nd quartile, Mr. Migliozzi’s in the 3rd quartile, and Mr. Romano’s in the 3rd quartile of the survey.

Incentive Compensation/Bonus. Bonus amounts were paid to the named executives according to the terms of the Incentive Compensation Plan. The plan places greater emphasis on overall bank performance than on individual performance and resulted in payments in 2014 for the year 2013 that were 103% of surveyed average for Mr. Gavegnano, 83% of average for Mr. Migliozzi, 68% of average for Mr. Abbate, 121% of average for Mr. Merritt and 76% of average for Mr. Romano. Surveyed averages are not yet available for comparison to the bonus amounts paid in 2015 for 2014. The particulars of this plan are discussed in greater detail elsewhere in this document.

Compensation Decisions for the Named Executive Officers in 2015

For the 2015 year, the Compensation Committee increased annual base salaries for Mr. Gavegnano, Mr. Merritt, Mr. Abbate, Mr. Migliozzi and Mr. Romano to $675,000, $323,637, $245,000, $256,500 and $235,500, respectively.

Summary Compensation Table

The following table sets forth information concerning compensation received for the years ended December 31, 2014, 2013 and 2012, respectively by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Richard J. Gavegnano,	2014	$600,000	$210,000	$—	$—	$866,253	$47,582	$1,723,835
Chairman of the Board, President and	2013	$540,000	$189,000	$63,980	$43,800	$859,285	$38,647	$1,734,712
Chief Executive Officer	2012	$500,000	$175,000	$—	$—	$619,535	$36,280	$1,330,815

Edward J. Merritt,	2014	$314,394	$66,022	$—	$—	$—	$81,610	$462,026
Executive Vice President,	2013	$305,622	$64,181	$18,280	$5,840	$—	$74,748	$468,671
Business Development and Community	2012	$296,490	$70,123	$—	$—	$—	$73,793	$440,406
Reinvestment

Mark L. Abbate,	2014	$225,392	$45,078	$—	$—	$—	$31,122	$301,592
Executive Vice President,	2013	$217,917	$43,584	$18,280	$5,840	$—	$25,292	$310,913
Treasurer and Chief Financial Officer	2012	$211,449	$42,290	$—	$—	$—	$24,345	$278,084

John Migliozzi,	2014	$242,779	$48,556	$—	$—	$—	$30,477	$321,812
Executive Vice President,	2013	$235,046	$58,762	$18,280	$5,840	$—	$24,313	$342,241
Real Estate Lending	2012	$220,000	$44,000	$—	$—	$—	$24,625	$288,625

Frank P. Romano,	2014	$220,695	$44,139	$—	$—	$—	$31,733	$296,567
Executive Vice President,	2013	$213,666	$53,516	$18,280	$5,840	$—	$24,044	$315,346
Corporate Banking	2012	$206,720	$41,344	$—	$—	$—	$15,436	$263,500

(1)	The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with FASB ASC Topic 718. Refer to the Company’s Form 10-K filed on March 13, 2015 with the Securities and Exchange Commission for the assumptions relating to these awards.
(2)	Represents the actuarial change in pension value in the executive’s account from December 31 of the prior year to December 31 of the reported year under a Supplemental Executive Retirement Agreement.
(3)	For 2014, employer contributions under the company match and safe harbor provisions of the 401(k) Plan were $15,165, $15,600, $14,718, $15,600 and $13,712 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. The amount of premiums paid for long term care insurance was $1,585 for Mr. Gavegnano. For 2014, employer contributions under the ESOP were $13,173 each for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. For 2014, imputed income from life insurance provided by the bank was $17,659, $2,837, $3,231, $1,704 and $4,848 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. For Mr. Merritt, we contributed $50,000 under his Supplemental Executive Retirement Agreement.

Employment Agreements

East Boston Savings Bank has entered into substantially similar employment agreements with Richard J. Gavegnano, its President and Chief Executive Officer, and Edward J. Merritt, Executive Vice President, Business Development and Community Reinvestment.

Each employment agreement provides for a two-year term. The term of Mr. Gavegnano’s agreement extends on a daily basis and Mr. Merritt’s extends on an annual basis, unless written notice of non-renewal is given by the Board of Directors of East Boston Savings Bank or by the executive. The current base salary under the employment agreement for Mr. Gavegnano is $675,000 and $323,637 for Mr. Merritt. In addition to a base salary, each employment agreement provides for, among other things, participation in our annual incentive plan and certain employee benefits plans.

Each employment agreement provides for termination by East Boston Savings Bank for cause, as defined in the agreement, at any time. If East Boston Savings Bank terminates the executive’s employment for reasons other than for cause, or if the executive resigns from East Boston Savings Bank for good reason (as defined in the employment agreement), then the executive would receive a lump sum severance payment equal to the sum of (i) two times current annual base salary (Mr. Merritt is also entitled to two times the average cash bonuses earned in the three years preceding the year of termination), and (ii) the value of 24 months of health insurance premiums. In that case, assuming a December 31, 2014 termination, Mr. Gavegnano would receive a severance benefit equal to $1,366,681 and Mr. Merritt would receive a severance benefit equal to $744,551. Upon termination of the executive for reasons other than a change in control (see below), the executive must adhere to a two year non-competition restriction.

Under each employment agreement, if voluntary or involuntary termination follows a change in control of East Boston Savings Bank or Meridian Bancorp, the executive would receive a severance payment equal to 2.99 times the executive’s “base amount,” less any other “parachute payments,” as those terms are defined under Section 280G of the Internal Revenue Code. In the event the executive terminates employment in connection with a change in control, the maximum severance payment Mr. Gavegnano and Mr. Merritt would receive (based on taxable compensation earned) would equal $1,503,970 and $890,174, respectively, assuming a December 31, 2014 termination. Generally, an executive’s “base amount” equals the average of the taxable compensation paid during the preceding five taxable years. In the event severance payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result.

Change in Control Agreements

East Boston Savings Bank has entered into substantially similar change in control agreements with Mark L. Abbate, its Executive Vice President, Treasurer and Chief Financial Officer, John Migliozzi, its Executive Vice President, Real Estate Lending and with Frank P. Romano, its Executive Vice President, Corporate Banking. The change in control agreements provide that upon an involuntary termination, other than for cause, or voluntary termination for good reason (as defined in the agreement) following a change in control of Meridian Bancorp or East Boston Savings Bank, the executives would be entitled to a cash severance payment equal to two times their base salary and the highest level of cash bonus earned in any one of the three calendar years preceding the year of termination. In addition, the executives would be entitled to receive non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to their termination of employment for 24 months following their termination of employment. In the event severance payments to the executives include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result. In the event of a termination of employment in connection with a change in control, the maximum severance payment Mr. Abbate, Mr. Migliozzi and Mr. Romano would receive (based on taxable compensation earned) equals $574,110, $647,862 and $584,383, respectively, assuming a December 31, 2014 termination of employment.

Benefit Plans

Employee Stock Ownership Plan. East Boston Savings Bank maintains an employee stock ownership plan for eligible employees of East Boston Savings Bank. Eligible employees who have attained age 18 and completed three months of service during a continuous 12-month period are eligible to participate in the employee stock ownership plan (“ESOP”) as of the first entry date following completion of the plan’s eligibility requirements. The employee stock ownership plan received a favorable determination letter from the Internal Revenue Service as recently as January 15, 2015.

In 2008, the ESOP borrowed funds pursuant to a loan in order to purchase 828,000 shares of common stock in connection with Meridian Interstate Bancorp, Inc.’s initial public offering (the “2008 Loan”). In connection with the second-step conversion on July 28, 2014, the ESOP purchased an additional 1,625,000 shares of Meridian Bancorp representing 5% of the shares issued in Meridian Bancorp’s second-step offering with proceeds from Meridian Bancorp’s loan to the ESOP. The loan amount equaled the aggregate purchase price of the common stock and the outstanding balance of the 2008 Loan. This loan will be repaid principally through East Boston Savings Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over the 25-year term of the loan. The interest rate for the ESOP loan is 3.25%.

Shares purchased by the ESOP are held in a suspense account, and shares will be allocated the participants’ accounts as the loan is repaid on a pro-rata basis. Shares released from the suspense account are allocated among participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants’ compensation.

Participants vest 100% in the benefits allocated under the ESOP upon completing three years of service with East Boston Savings Bank or its affiliates. A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the ESOP. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants are entitled to direct the ESOP trustee on how to vote common stock allocated to their accounts. The trustee will vote allocated shares held in the ESOP as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given.

Under applicable accounting requirements, Meridian Bancorp will record a compensation expense each year in an amount equal to the average fair market value of the ESOP shares when committed to be released from the suspense account to participants’ accounts.

Grants of Plan-Based Awards.

There were no grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised stock options and stock awards that have not vested as of December 31, 2014 for each Named Executive Officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Richard J. Gavegnano	428,470 183,630 3,673	— — 14,690	(1)	$ $ $	3.88 3.67 7.47	10/13/2018 10/27/2019 04/23/2023	— — 6,856	(1)	$ $ $	— — 76,924
Edward J. Merritt	9,794 490	2,448 1,958	(2) (1)	$ $	3.79 7.47	01/26/2020 04/23/2023	1,224 1,958	(2) (1)	$ $	13,733 21,969
Mark L. Abbate	34,278 490	8,569 1,958	(2) (1)	$ $	3.79 7.47	01/26/2020 04/23/2023	2,938 1,958	(2) (1)	$ $	32,964 21,969
John Migliozzi	24,484 12,242 7,345 490	— — 4,897 1,958	(3) (1)	$ $ $ $	3.88 3.67 5.47 7.47	10/13/2018 10/27/2019 05/11/2021 04/23/2023	— — 2,938 1,958	(3) (1)	$ $ $ $	— — 32,964 21,969
Frank P. Romano	14,690 490	9,794 1,958	(4) (1)	$ $	5.61 7.47	07/08/2021 04/23/2023	4,897 1,958	(4) (1)	$ $	54,944 21,969

(1)	Awards vest at a rate of 20% per year with the remaining awards vesting on April 23, 2015, 2016, 2017 and 2018.
(2)	Awards vest at a rate of 20% per year with the remaining awards vesting on January 26, 2015.
(3)	Awards vest at a rate of 20% per year with the remaining awards vesting on May 11, 2015 and 2016.
(4)	Awards vest at a rate of 20% per year with the remaining awards vesting on July 8, 2015 and 2016.
(5)	Based on the $11.22 per share trading price of our common stock on December 31, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by our Named Executive Officers on option award exercise and stock awards vested during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard J. Gavegnano	—	$—	18,851	$205,648
Edward J. Merritt	—	$—	1,713	$16,812
Mark L. Abbate	—	$—	3,427	$33,369
John Migliozzi	—	$—	3,427	$36,175
Frank P. Romano	—	$—	2,937	$30,374

Equity Award Plan

The 2008 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 3,547,732 shares of our common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that no more than 2,534,094 shares may be issued or delivered in the aggregate pursuant to the exercise of stock options or stock appreciation rights, and no more than 1,013,638 shares may be issued or delivered pursuant to restricted stock awards. Upon a participant’s termination of service for reasons of death or disability, or in the event of a change in control, the participant would become fully vested in all equity awards under the plan. As of December 31, 2014, upon death or disability, Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano would be entitled to the acceleration of their unvested restricted stock awards in the amount of $76,924, $35,702, $54,933, $54,933 and $76,913, respectively.

Pension Benefits

Supplemental Executive Retirement Agreement. East Boston Savings Bank has entered into a supplemental executive retirement agreement with Mr. Gavegnano.

The following table provides information with respect to Mr. Gavegnano’s supplemental executive retirement benefits that are not defined contribution plans and that provide for payments or benefits in connection with his retirement as of December 31, 2014.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Richard J. Gavegnano	Supplemental Executive Retirement Agreement	8.5	$3,892,366	—

Under Mr. Gavegnano’s agreement, if the executive terminates employment for any reason other than for cause, he will receive an annual benefit (paid monthly) equal to 70% of his final average compensation. For purposes of the agreement, final average compensation equals the three years’ base salary that results in the highest average. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a single lump sum distribution. The executive elected a lump sum payment in compliance with Internal Revenue Code Section 409A.

Mr. Gavegnano will become 100% vested in the annual benefit upon the completion of eight years of service (12.5% per year), which will occur when he attains the age of 68. He will become fully vested in his annual benefit immediately upon his death prior to his termination, a change in control of Meridian Bancorp or East Boston Savings Bank, or upon any involuntary termination other than for cause by Meridian Bancorp or East Boston Savings Bank.

Upon death, Mr. Gavegnano’s beneficiary is entitled to the annual benefit, which will be calculated as if Mr. Gavegnano had retired the day before his death. In the event Mr. Gavegnano becomes disabled, he will be entitled to his annual benefit, which will be calculated as if he had terminated his employment on the date of his disability with eight years of service.

As of December 31, 2014, Mr. Gavegnano’s lump sum benefit under his agreement is $4,782,309 upon his voluntary or involuntary termination, disability, death, or in the event of a change in control of Meridian Bancorp or East Boston Savings Bank followed by his termination of employment.

Non-qualified Deferred Compensation

The following table provides information for each nonqualified deferred compensation plan in which the named executive officers participated in 2014.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in 2014 ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Edward J. Merritt	Supplemental Executive Retirement Agreement	$50,000	—	$966,921

(1)	Contributions included in the “Registrant Contributions in Last Fiscal Year” column are included as compensation for the named executive officer in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate Balance at Last Fiscal Year End” have been reported as compensation for the named executive officer for the applicable years in which his summary compensation has been reported.

East Boston Savings Bank entered into a supplemental executive retirement agreement with Edward J. Merritt. Under the terms of the agreement, Mr. Merritt is generally entitled to the value of the accumulation account upon his termination of employment, death or disability. This accumulation account had a beginning balance of $716,921 and East Boston Savings Bank credits the accumulation account with an additional $50,000, as of each December 31st, provided that all additional amounts credited to the account shall not exceed $750,000 for Mr. Merritt. Upon a termination of employment, death or disability, the accumulation account shall be paid in installments to Mr. Merritt or his beneficiary, as applicable. As of December 31, 2014, Mr. Merritt would have received installment payments worth a total of $966,921, if the executive’s employment had terminated due to death, disability or if the executive voluntarily resigned. In the event the executive’s employment is terminated by East Boston Savings Bank without cause or by the executive for good reason within one year) of a change in control (as defined in the agreement), an amount equal to $1,466,921 shall be paid to Mr. Merritt, in a single lump sum.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of

Directors of Meridian Bancorp, Inc.

Domenic A. Gambardella, Chair

Marilyn A. Censullo

Anna R. DiMaria

Director Compensation

The following table provides the compensation we paid to our directors for the year ended December 31, 2014, other than Messrs. Gavegnano and Merritt. Messrs. Gavegnano and Merritt do not receive separate compensation for their service as a director, and information with respect to the compensation paid to Messrs. Gavegnano and Merritt is included above in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred ($) (9)	All Other Compensation ($) (10)	Total ($)
Vincent D. Basile (1)	$85,500	$—	$—	$64,500	$4,384	$154,384
Marilyn A. Censullo (4)	40,750	—	—	—	—	40,750
Anna R. DiMaria (5)	24,050	—	—	—	—	24,050
Richard F. Fernandez (3)	65,550	—	—	—	—	65,550
Domenic A. Gambardella (2)	69,300	—	—	104,500	3,858	177,658
Thomas J. Gunning (7)	12,750	—	—	—	—	12,750
Carl A. LaGreca (8)	30,550	—	—	—	—	30,550
Edward L. Lynch (6)	19,800	—	—	19,800	3,307	42,907
Gregory F. Natalucci (4)	39,050	—	—	57,100	3,559	99,709
James G. Sartori (2)	63,850	—	—	103,600	4,130	171,580

(1)	At December 31, 2014, Mr. Basile had 4,897 unvested shares of restricted stock and held 7,345 stock options with an exercise price of $3.88 per share, 24,484 stock options with an exercise price of $3.67 per share and 6,121 stock options with an exercise price of $7.47 per share.
(2)	At December 31, 2014, Messrs. Gambardella and Sartori had 4,897 unvested shares of restricted stock and held 61,210 stock options with an exercise price of $3.88 per share, 24,484 stock options with an exercise price of $3.67 per share and 6,121 stock options with an exercise price of $7.47 per share.
(3)	At December 31, 2014, Mr. Fernandez had 4,897 unvested shares of restricted stock and held 36,726 stock options with an exercise price of $3.88 per share, 12,242 stock options with an exercise price of $3.67 per share and 6,121 stock options with an exercise price of $7.47 per share.
(4)	At December 31, 2014, Ms. Censullo and Mr. Natalucci had 2,938 unvested shares of restricted stock and held 36,726 stock options with an exercise price of $3.88 per share, 12,242 stock options with an exercise price of $3.67 per share and 3,672 stock options with an exercise price of $7.47 per share.
(5)	At December 31, 2014, Ms. DiMaria had 1,959 unvested shares of restricted stock and held 36,726 stock options with an exercise price of $3.88 per share, 12,242 stock options with an exercise price of $3.67 per share and 2,448 stock options with an exercise price of $7.47 per share.
(6)	At December 31, 2014, Mr. Lynch had 1,959 unvested shares of restricted stock and held 29,380 stock options with an exercise price of $3.88 per share, 12,242 stock options with an exercise price of $3.67 per share and 2,448 stock options with an exercise price of $7.47 per share.
(7)	At December 31, 2014, Mr. Gunning had 2,448 unvested shares of restricted stock and held 4,896 stock options with an exercise price of $3.79 per share and 2,448 stock options with an exercise price of $7.47 per share.
(8)	At December 31, 2014, Mr. LaGreca had 2,938 unvested shares of restricted stock and held 2,448 stock options with an exercise price of $3.67 per share and 3,672 stock options with an exercise price of $7.47 per share.
(9)	Represents the actuarial change in pension value in the directors’ accounts from January 1, 2014 to December 31, 2014 under each director’s Supplemental Retirement Agreement.
(10)	Represents premiums paid for long-term care insurance and life insurance, respectively, as follows: $3,485 and $899 for Mr. Basile; $3,430 and $428 for Mr. Gambardella; $2,514 and $793 for Mr. Lynch; $3,134 and $425 for Mr. Natalucci; and $3,527 and $603 for Mr. Sartori.

Supplemental Retirement Agreements. East Boston Savings Bank has entered into supplemental retirement agreements with each of Messrs. Basile, Gambardella, Lynch, Natalucci and Sartori. Under the agreements, if the director terminates service for any reason, the director will receive an annual benefit equal to 50% of his final average compensation. For purposes of the agreements, a director’s final average compensation equals the average of the director’s annual fees from East Boston Savings Bank and Meridian Bancorp, Inc. for the three years during which the director’s annual fees were the highest. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a lump sum distribution. All of the directors elected a lump sum payment in compliance with Internal Revenue Code Section 409A.

Notwithstanding the foregoing, the director’s annual benefit will be reduced by 2.5% for each year that he terminates service prior to reaching age 72. Upon death, the director is entitled to the annual benefit, which will be calculated as if the director had retired the day before his death. In the event the director becomes disabled, the director will be entitled to the annual benefit, calculated as if the director had retired age 72 with 120 months of service.

Meeting Fees for Non-Employee Directors. The following table sets forth the applicable fees that will be paid to our non-employee directors for their service on the boards of directors of Meridian Bancorp and East Boston Savings Bank during 2015. The meeting fee for the East Boston Savings Bank is paid only to the two independent directors of the Bank who are not directors of the Company, who served as required under Massachusetts state law.

Meridian Bancorp
Board meeting fee	$1,000
Meeting fee for Audit Committee member	$2,200
Meeting fee for Audit Committee Chairman	$2,800
Meeting fee for Audit Committee Clerk	$2,500

East Boston Savings Bank
Monthly fee for Executive Committee members	$3,800
Meeting fee for independent non-holding company members	$1,000

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee consists of Directors Gambardella, who serves as Chairman, Censullo and DiMaria. None of these individuals was an officer or employee of the Company during the year ended December 31, 2014, or is a former officer of the Company. For the year ended December 31, 2014, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons.”

During the year ended December 31, 2014, (i) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the

Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that Director Richard F. Fernandez filed one late form 4 to report the purchase of 1,000 shares of common stock, and that each of its other executive officers and directors has complied with applicable reporting requirements for transactions in Meridian Bancorp common stock during the year ended December 31, 2014.

Transactions with Certain Related Persons

The aggregate amount of loans by East Boston Savings Bank to executive officers and directors, and their affiliates of East Boston Savings Bank and the Company, was $1.8 million at December 31, 2014. The outstanding loans made to the Company’s and East Boston Savings Bank’s directors and executive officers, and their affiliates, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to East Boston Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to Meridian Bancorp’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Meridian Bancorp’s transactions with directors and executive officers of Meridian Bancorp and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Meridian Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of Meridian Bancorp must disclose any existing or emerging conflicts of interest to the Chairman of the Board and Chief Executive Officer of Meridian Bancorp. Such potential conflicts of interest include, but are not limited to, the following: Meridian Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Meridian Bancorp.

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

In identifying candidates for Director, the Nominating/Corporate Governance Committee and the Board of Directors takes into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors it considers appropriate. The Company does not have a written policy for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, 67 Prospect Street, Peabody, Massachusetts 01960:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee by January 1 of the year in which the election is proposed.

Process for Identifying and Evaluating Nominees

The process that the Nominating/Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by East Boston Savings Bank. The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating/Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction and a restriction on service with a financial institution. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating/ Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

●	financial, regulatory and business experience;

●	familiarity with and participation in the local community;

●	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

●	dedication to the Company and its stockholders; and

●	independence.

The Committee will also consider any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than April 20, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from September 17, 2016, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Company’s proxy statement for the previous year’s annual meeting. For the 2016 annual meeting of stockholders, the notice would have to be received between March 21, 2016 and April 20, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from September 17, 2016, a stockholder’s notice must be received not later than the close of business on the 10th calendar day following the day on which notice of the date of the scheduled annual meeting is publicly disclosed. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Meridian Bancorp, Inc., 67 Prospect Street, Peabody, Massachusetts 01960. Communications to the Board of Directors should be in the care of Vincent D. Basile, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Dominic A. Gambardella, the Chair of the Nominating/Corporate Governance Committee. It is in the discretion of the Nominating/Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company has retained Laurel Hill Advisory Group, LLC to assist the Company in soliciting proxies, and has agreed to pay Laurel Hill Advisory Group, LLC a fee of $6,500 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company at 67 Prospect Street, Peabody, Massachusetts 01960. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2014 as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on July 31, 2015 upon written request to the Company’s Corporate Secretary at the address listed above.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2014 Annual Report to Stockholders are each available on the internet at www.edocumentview.com/EBSB.

BY ORDER OF THE BOARD OF DIRECTORS

Vincent D. Basile
Corporate Secretary

Peabody, Massachusetts

August 18, 2015

APPENDIX A

MERIDIAN BANCORP, INC.

2015 EQUITY INCENTIVE PLAN

ARTICLE 1—GENERAL

Section 1.1 Purpose, Effective Date and Term. The purpose of this Meridian Bancorp, Inc. 2015 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Meridian Bancorp, Inc., a Maryland corporation (the “Company”), and its Subsidiaries by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s stockholders through the ownership of Company common stock. The “Effective Date” of the Plan is September 17, 2015, which is the expected date of the approval of the Plan by the Company’s stockholders. The Plan shall remain in effect as long as any awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately prior to the ten-year anniversary of the Effective Date.

Section 1.2 Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in accordance with Section 5.1.

Section 1.3 Participation. Each Employee or Director of, or service provider to, the Company or any Subsidiary of the Company who is granted an Award in accordance with the terms of the Plan shall be a “Participant” in the Plan. The grant of Awards under the Plan shall be limited to Employees and Directors of, and service providers to, the Company or any Subsidiary.

Section 1.4 Definitions. Capitalized terms used in the Plan are defined in Article 8 and elsewhere in the Plan.

ARTICLE 2—AWARDS

Section 2.1 General. Any Award under the Plan may be granted singularly, in combination with another Award (or Awards) Each Award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such Award and as evidenced in the Award Agreement. Every Award under the Plan shall require a written Award Agreement. Subject to the provisions of Section 2.7, an Award may be granted as an alternative to or replacement of an existing award under the Plan or any other plan of the Company or any Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or its Subsidiaries, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include:

(a) Stock Options. A Stock Option means a grant under Section 2.2 that represents the right to purchase shares of Stock at an Exercise Price established by the Committee. Any Stock Option may be either an Incentive Stock Option (an “ISO”) that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b), or a Non-Qualified Stock Option (a “Non-Qualified Option”) that is not intended to be an ISO, provided, however, that no ISOs may be granted: (i) after the ten-year anniversary of the Effective Date or the date the Plan is approved by the Board, whichever is earlier, or; or (ii) to a non-Employee. Unless otherwise specifically provided by its terms, any Stock Option granted under the Plan shall be a Non-Qualified Option. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) shall be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify such Stock Option from ISO treatment such that it shall become a Non-Qualified Option; provided however, that any such modification shall be ineffective if it causes the Award to be subject to Code Section 409A (unless, as modified, the Award complies with Code Section 409A).

(b) Restricted Stock Awards. A Restricted Stock Award means a grant of shares of Stock under Section 2.3 for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan, subject to a vesting schedule or the satisfaction of market conditions or performance conditions.

(c) Restricted Stock Units. A Restricted Stock Unit means a grant under Section 2.4 denominated in shares of Stock that is similar to a Restricted Stock Award except no shares of Stock are actually awarded on the date of grant of a Restricted Stock Unit. A Restricted Stock Unit is subject to a vesting schedule or the satisfaction of market conditions or performance conditions and shall be settled in shares of Stock; provided, however, that in the sole discretion of the Committee, determined at the time of settlement, a Restricted Stock Unit may be settled in cash based on the Fair Market Value of a share of the Company’s Stock multiplied by the number of Restricted Stock Units being settled.

(d) Performance Awards. A Performance Award means an Award granted under Section 2.5 that vests upon the achievement of one or more specified performance measures set forth in Section 2.5. A Performance Award may or may not be intended to satisfy the requirements of Code Section 162(m).

Section 2.2 Stock Options.

(a) Grant of Stock Options. Each Stock Option shall be evidenced by an Award Agreement that shall: (i) specify the number of Stock Options covered by the Award; (ii) specify the date of grant of the Stock Option; (iii) specify the vesting period or conditions to vesting; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe.

(b) Terms and Conditions. A Stock Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to an ISO granted to an Employee who is a 10% Stockholder). The “Exercise Price” of each Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO shall not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Stockholder; further, provided, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an Employee or Director of or service provider to an acquired entity. The payment of the Exercise Price of a Stock Option shall be by cash or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iii) by net settlement of the Stock Option, using a portion of the shares obtained on exercise in payment of the Exercise Price of the Stock Option (and if applicable, any minimum required tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash-in-lieu paid by the Company, at its discretion, for the value of any fractional share.

Section 2.3. Restricted Stock Awards.

(a) Grant of Restricted Stock. Each Restricted Stock Award shall be evidenced by an Award Agreement, that shall: (i) specify the number of shares of Stock covered by the Restricted Stock Award; (ii) specify the date of grant of the Restricted Stock Award; (iii) specify the vesting period; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of Participant’s employment or Service with the Company. All Restricted Stock Awards shall be in the form of issued and outstanding shares of Stock that, at the discretion of the Committee, shall be either: (x) registered in the name of the Participant and held or on behalf of the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock; or (y) registered in the name of, and delivered to, the Participant. In any event, the certificates evidencing the Restricted Stock Award shall at all times prior to the applicable vesting date bear the following legend:

The Stock evidenced hereby is subject to the terms of an Award Agreement between Meridian Bancorp, Inc. and [Name of Participant] dated [Date], made pursuant to the terms of the Meridian Bancorp, Inc. 2015 Equity Incentive Plan, copies of which are on file at the executive offices of Meridian Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Award Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify. Notwithstanding the foregoing, the Company may in its sole discretion issue Restricted Stock in any other approved format (e.g., electronically) in order to facilitate the paperless transfer of such Awards. In the event Restricted Stock Awards are not issued in certificate form, the Company and the transfer agent shall maintain appropriate bookkeeping entries that evidence Participants’ ownership of such Awards. Restricted Stock Awards that are not issued in certificate form shall be subject to the same terms and conditions of the Plan as certificated shares, including the restrictions on transferability and the provision of a stock power executed by the Participant in favor of the Company, until the satisfaction of the conditions to which the Restricted Stock Award is subject.

(b) Terms and Conditions. Each Restricted Stock Award shall be subject to the following terms and conditions:

(i) Dividends. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, any dividends or distributions declared and paid with respect to shares of Stock subject to the Restricted

Stock Award, other than a stock dividend consisting of shares of Stock, shall be immediately distributed to the Participant. If the Committee determines to delay the distribution of dividends to a Participant until the vesting of a Restricted Stock Award, the Committee shall cause the dividend (and any earnings thereon) to be distributed to the Participant no later than two and one-half months following the date on which the Restricted Stock Award vests.

(ii) Voting Rights. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, a Participant shall have voting rights related to the unvested, non-forfeited Restricted Stock Award and such voting rights shall be exercised by the Participant in his or her discretion.

(iii) Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted shall have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. Such a direction for any such shares of Restricted Stock shall be given by proxy or ballot (if the Participant is the beneficial owner of the shares of Restricted Stock for voting purposes) or by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Participant is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the shares of Restricted Stock shall not be tendered.

Section 2.4 Restricted Stock Units.

(a) Grant of Restricted Stock Unit Awards. Each Restricted Stock Unit shall be evidenced by an Award Agreement which shall: (i) specify the number of Restricted Stock Units covered by the Award; (ii) specify the date of grant of the Restricted Stock Units; (iii) specify the vesting period or market conditions or performance conditions that must be satisfied in order to vest in the Award; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Services with the Company. Restricted Stock Unit Awards shall be paid in shares of Stock, or in the sole discretion of the Committee determined at the time of settlement, in cash or a combination of cash and shares of Stock.

(b) Terms and Conditions. Each Restricted Stock Unit Award shall be subject to the following terms and conditions:

(i) A Restricted Stock Unit Award shall be similar to a Restricted Stock Award except that no shares of Stock are actually awarded to the recipient on the date of grant. Each Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period (defined below), the number of Restricted Stock Units granted, and such other provisions, including the effect of termination of a Participant’s employment or Service with the Company, as the Committee shall determine. The Committee shall impose such other conditions and/or restrictions on any Restricted Stock Unit Award granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, time-based restrictions and vesting following the attainment of performance measures set forth in Section 2.5(a), restrictions under applicable laws or under the requirements of any Exchange or market upon which such shares may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of such Restricted Stock Units.

(ii) The Committee may, in connection with the grant of Restricted Stock Units, designate them as “performance based compensation” within the meaning of Code Section 162(m), in which event it shall condition the vesting thereof upon the attainment of one or more performance measures set forth in Section 2.5(a). Regardless of whether Restricted Stock Units are subject to the attainment of one or more performance measures, the Committee may also condition the vesting thereof upon the continued Service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable performance measures) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or, in the case of Restricted Stock Units subject to performance measures, after the Committee has determined that the performance goals have been satisfied.

(iii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Unit for which such Participant’s continued Service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable performance measures (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iv) A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. No dividends shall be paid on Restricted Stock Units. In the sole discretion of the Committee, exercised at the time of grant, Dividend Equivalent Rights may be paid on Restricted Stock Units either at the time dividends are paid or the Restricted Stock Unit is settled, as set forth in the Award Agreement. If a Restricted Stock Unit is intended to be performance-based in accordance with Code Section 162(m), payment of Dividend Equivalent Rights to the Award recipient will be conditioned on the satisfaction of the performance criteria. In such case, the Dividend Equivalent Right shall be paid when the Restricted Stock Unit is settled or at the same time as the shares subject to such Restricted Stock Unit are distributed to the Participant.

Section 2.5 Performance-Based Awards. The vesting of a Performance Award consisting of a Restricted Stock Award or a Restricted Stock Unit Award that is intended to be “performance-based compensation” within the meaning of Code Section 162(m) shall be conditioned on the achievement of one or more objective performance measures, set forth in Section 2.5(a) below, as may be determined by the Committee. The grant of any Performance Award and the establishment of performance measures that are intended to be performance-based compensation within the meaning of Code Section 162(m) shall be made during the period required under Code Section 162(m) and shall comply with all applicable requirements of Code Section 162(m). At the discretion of the Committee, the vesting of any Stock Option also may be subject to the achievement of one or more objective performance measures, although such performance-based vesting is not necessary to satisfy the requirement of Code Section 162(m) with respect to Stock Options. Notwithstanding anything herein to the contrary, in the discretion of the Committee, Performance Awards that do not comply with the requirements of Code Section 162(m) may be granted to Covered Employees and/or to persons other than Covered Employees.

(a) Performance Measures. Such performance measures may be based on any one or more of the following: book value or tangible book value per share; basic earnings per share (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); basic cash earnings per share; diluted earnings per share; diluted cash earnings per share; return on equity; net income or net income before taxes; cash earnings; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; financial return ratios (e.g., return on investment, return on invested capital, return on equity, return on average assets, cash return on average assets or return on assets, return on average stockholders’ equity; cash return on average tangible stockholders’ equity); core earnings, capital; increase in revenue, operating or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, operating income; operating income efficiency ratio; net interest margin or net interest rate spread; ; debt load reduction; expense management; economic value added; stock price; assets, growth in assets, loans or deposits, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, loan production volume, non-performing loans, deposits or assets; liquidity; interest sensitivity gap levels; regulatory compliance or safety and soundness; improvement of financial rating; achievement of balance sheet or income statement objectives and strategic business objectives, consisting of one or more objectives, based upon meeting specified cost, targets, business expansion goals and goals relating to acquisitions or divestitures or goals relating to capital raising or capital management; or any combination of the foregoing.

Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an Award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent the exclusion is set forth in the Participant’s Award Agreement and identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report or in the Compensation Discussion and Analysis Section, if any, of the Company’s annual proxy statement: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction.

(b) Adjustments. Pursuant to this Section 2.5, in certain circumstances the Committee may adjust performance measures; provided, however, no adjustment may be made with respect to an Award that is intended to be performance-based compensation within the meaning of Code Section 162(m), except to the extent the Committee exercises such negative discretion as is permitted under applicable law for purposes of an exception under Code Section 162(m). Subject to the preceding sentence, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate, provided, that no Award intended to be subject to Code Section 162(m) is enhanced as a result of a modified performance measure. Notwithstanding anything to the contrary herein, performance measures relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a

Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

(c) Treatment on Retirement or Termination of Service. Notwithstanding anything herein to the contrary, no Restricted Stock Award or Restricted Stock Unit that is intended to be considered performance-based compensation under Code Section 162(m) shall be granted under terms that will permit its accelerated vesting upon Retirement or other termination of Service (other than death or Disability or upon Involuntary Termination following a Change in Control). Notwithstanding anything to the contrary herein, in the sole discretion of the Committee exercised at the time of grant of an Award under this Section 2.5, in the event of Retirement of a Participant during the performance period, the Award Agreement may provide for the vesting of all or a portion of such Award, so long as the vesting is not accelerated but shall occur at the end of the performance period, and will be prorated, based on the period of the Participant’s active employment and the level of achievement of the performance measures during the period of the Participant’s active employment.

Section 2.6 Vesting of Awards. The Committee shall specify the vesting schedule or conditions of each Award. At least ninety-five percent (95%) of all Awards under the Plan shall be subject to a vesting requirement of at least one year of Service following the grant of the Award. If the right to become vested in an Award under the Plan (including the right to exercise a Stock Option) is conditioned on the completion of a specified period of Service with the Company or its Subsidiaries, without achievement of performance measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of, or in exchange for, other compensation, then, the required period of Service for full vesting shall be determined by the Committee and evidenced in the Award Agreement, (subject to acceleration of vesting, to the extent permitted by the Committee including in the event of the Participant’s death, Retirement, or Disability, or Involuntary Termination of Employment following a Change in Control). The Committee shall have the authority and discretion to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award. Service as a director emeritus, advisory director or service provider shall constitute Service for purposes of vesting.

Section 2.7 Deferred Compensation. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.

Section 2.8 Prohibition Against Option Repricing. Except for adjustments pursuant to Section 3.4, and reductions of the Exercise Price approved by the Company’s stockholders, neither the

Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Stock Option’s in-the-money value or in exchange for Stock Options or other Awards) or replacement grants, or other means.

Section 2.9. Effect of Termination of Service on Awards. The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available under an Award and, in so doing, may make distinctions based upon, among other things, the cause of Termination of Service and type of Award. Unless the Committee shall specifically state otherwise at the time an Award is granted, all Awards to an Employee, Director or service provider shall vest immediately upon such individual’s death or Disability. Unless otherwise specified by the Committee and set forth in an Award Agreement, the following provisions shall apply to each Award granted under this Plan:

(a) Upon the Participant’s Termination of Service for any reason other than due to Disability, death or Termination for Cause, Stock Options shall be exercisable only as to those shares that were immediately exercisable by such Participant at the date of termination, and may be exercised only for a period of three (3) months following termination provided, however, that upon a Participant’s Termination of Service due to Retirement, the Participant’s vested Stock Options shall remain exercisable for the duration of the term set forth in the Award Agreement. Unless the Committee specifies that an unvested Award shall be forfeited on Retirement, any Stock Options and/or Restricted Stock Awards that have not vested as of the date of Termination of Service due to Retirement shall continue to vest in accordance with the schedule set forth in the Award Agreement. No Stock Options will be considered ISOs unless exercised within 3 months of Termination of Service, except to the extent set forth in 2.8(c) hereof.

(b) In the event of a Termination of Service for Cause, all Stock Options granted to a Participant that have not been exercised and all Restricted Stock Awards, and Restricted Stock Units granted to a Participant that have not vested shall expire and be forfeited.

(c) Upon Termination of Service for reason of Disability or death, all Stock Options shall be exercisable as to all shares subject to an outstanding Award whether or not then exercisable, and all Restricted Stock Awards and Restricted Stock Units shall vest as to all shares subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Service. Stock Options may be exercised for a period of one year following Termination of Service due to death or Disability or the remaining unexpired term of the Stock Option, if less, provided, however, that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than one year following Termination of Service due to death or Disability and provided further, in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months after Termination of Service.

(d) Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of such Stock Option.

(e) Notwithstanding the provisions of this Section 2.9, the effect of a Change in Control on the vesting/exercisability of Stock Options, Restricted Stock Awards, Restricted Stock Units and Performance Awards is as set forth in Article 4.

ARTICLE 3—SHARES SUBJECT TO PLAN

Section 3.1 Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2 Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries pursuant to the exercise of Stock Options (all of which may be granted as ISOs) is three million two hundred fifty thousand (3,250,000) shares of Stock, which represents ten percent (10%) of the number of shares sold in connection with the second-step mutual-to-stock conversion of the Company on July 28, 2014 (the “Conversion”). The maximum number of shares of Stock that may be issued in conjunction with Restricted Stock Awards, Restricted Stock Units and Peformance Awards is one million three hundred thousand (1,300,000) shares of Stock, which represents four percent (4%) of the number of shares sold in the Conversion. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.4.

(b) Computation of Shares Available. For purposes of this Section 3.2 the number of shares of Stock available for the grant of Stock Options, Restricted Stock Awards, Restricted Stock Units and/or Peformance Awards shall be reduced by the number of shares of Stock previously granted, subject to the following. To the extent any shares of Stock covered by an Award (including Restricted Stock Awards, Restricted Stock Units and Peformance Awards) under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled, or because a Stock Option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent (i) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price, or (ii) shares of Stock are withheld to satisfy withholding taxes upon exercise or vesting of an Award granted hereunder, or (iii) shares are withheld to satisfy the exercise price of Stock Options in a net settlement of Stock Options, then, the number of shares of Stock available shall be reduced by the gross number of Stock Options exercised rather than by the net number of shares of Stock issued.

Section 3.3 Limitations on Grants to Individuals.

(a) Stock Options—Employees. The maximum number of shares of Stock that may be covered by Stock Options granted to any one Employee or service provider pursuant to Section 3.2 shall not exceed Eight Hundred Twelve Thousand Five Hundred (812,500). All such Awards may be granted during any one calendar year. Such maximum amount represents twenty-five percent (25%) of the maximum number of shares of Stock that may be delivered pursuant to Stock Options under Section 3.2.

(b) Restricted Stock Awards and Restricted Stock Units—Employees. The maximum number of shares of Stock that may be subject to Restricted Stock Awards and Restricted Stock Units granted to any one Employee Participant or service provider under the Plan shall be Three Hundred Twenty-

Five Thousand (325,000), all of which may be granted during any calendar year. Such maximum amount represents twenty-five percent (25%) of the maximum number of shares of Stock that may be issued as Restricted Stock Awards and Restricted Stock Units.

(c) Stock Options—Directors. The maximum number of shares of Stock that may be subject to Stock Options granted to any one individual non-Employee Director under the Plan shall be One Hundred Sixty-Two Thousand Five Hundred (162,500), all of which may be granted during any calendar year, and the maximum number of shares of Stock that may be subject to Stock Options granted to all non-Employee Directors, in the aggregate under the Plan, shall be Nine Hundred Seventy-Five Thousand (975,000). Such maximum amounts represent five percent (5%) and thirty percent (30%), respectively, of the maximum number of shares of Stock that may be delivered pursuant to Stock Options under Section 3.2.

(d) Restricted Stock Awards and Restricted Stock Units—Directors. The maximum number of shares of Stock that may be subject to Restricted Stock Awards or Restricted Stock Units granted to any one individual non-Employee Director under the Plan shall be Sixty-Five Thousand (65,000), all of which may be granted during any calendar year, and the maximum number of shares of Stock that may be subject to Restricted Stock Awards or Restricted Stock Units granted to all non-Employee Directors, in the aggregate under the Plan, shall be Three Hundred Ninety Thousand (390,000). Such maximum amounts represent five percent (5%) and thirty percent (30%), respectively, of the maximum number of shares of Stock that may be issued as Restricted Stock Awards or Restricted Stock Units.

(e) The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards, including the limit on the number of Awards available for grant under this Plan described in this Section 3.3, shall be subject to adjustment as provided in Section 3.4.

Section 3.4 Corporate Transactions.

(a) General. If the shares of Stock are changed into or exchanged for a different number of kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Stock Options, Restricted Stock, Restricted Stock Unit Awards or Peformance Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares for which grants are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Stock Options shall not change the aggregate purchase price payable with respect to shares that are subject to the unexercised portion of the Stock Option outstanding but shall include a corresponding proportionate adjustment in the purchase price per share. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Stock Options, Restricted Stock Awards, Restricted Stock Units and Peformance Awards (including, without limitation, cancellation of Stock Options, Restricted Stock Awards, Restricted Stock Units or Peformance Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of Stock Options, Restricted Stock Awards, Restricted Stock Units and Peformance Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Unless otherwise determined by the Committee, any such adjustment to an Award intended to qualify as “performance-based compensation” shall conform to the requirements of Code Section 162(m) and the regulations thereunder then in effect.

(b) Merger in which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise determined by the Committee at any time at or after grant and prior to the consummation of such merger, consolidation or other business reorganization, any Stock Options granted under the Plan which remain outstanding shall be converted into Stock Options to purchase voting common equity securities of the business entity which survives such merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger; provided, however, that the Committee may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Stock Options be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash payment per share of Stock equal to the excess (if any) of the value exchanged for an outstanding share of Stock in such merger, consolidation or other business reorganization over the Exercise Price of the Stock Option being canceled.

Section 3.5 Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity.

(b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

ARTICLE 4—CHANGE IN CONTROL

Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 2.6 (relating to vesting and acceleration) and Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or as determined by the Committee and set forth in the in terms of any Award Agreement:

(a) At the time of an Involuntary Termination following a Change in Control, all Stock Options then held by the Participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option). All Stock Options may be exercised for a period of one year following the Participant’s Involuntary Termination following a Change in

Control, provided, however, that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three (3) months following Involuntary Termination following a Change in Control.

(b) At the time of an Involuntary Termination following a Change in Control, all Awards of Restricted Stock Awards, Restricted Stock Units and Peformance Awards shall be fully earned and vested immediately. Notwithstanding the above, any Awards, the vesting of which are based on satisfaction of performance-based conditions will be vested as specified in Section 4.1(c) below.

(c) In the event of a Change in Control, any performance measure attached to an award under the Plan shall be deemed satisfied as of the date of the Change in Control.

Section 4.2 Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty five percent (25%) or more of the combined voting power of the Company’s then outstanding Voting Securities, provided that, notwithstanding the foregoing and for all purposes of this Plan: (a) the term “Person” shall not include (1) the Company or any of its Subsidiaries, (2) an employee benefit plan of the Company or any of its Subsidiaries (including the Plan), and any trustee or other fiduciary holding securities under any such plan, or (3) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company; (b) no Person shall be deemed the beneficial owner of any securities acquired by such Person in an Excluded Transaction; and (c) no Director or officer of the Company or any direct or indirect Subsidiary of the Company (or any affiliate of any such Director or officer) shall, by reason of any or all of such Directors or officers acting in their capacities as such, be deemed to beneficially own any securities beneficially owned by any other such Director or officer (or any affiliate thereof); or

(b) the Incumbent Directors cease, for any reason, to constitute a majority of the Whole Board; or

(c) a plan of reorganization, merger, consolidation or similar transaction involving the Company and one or more other corporations or entities is consummated, other than a plan of reorganization, merger, consolidation or similar transaction that is an Excluded Transaction, or the stockholders of the Company approve a plan of complete liquidation of the Company, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company or any bank Subsidiary of the Company is consummated; or

(d) a tender offer is made for 25% or more of the outstanding Voting Securities of the Company and the stockholders owning beneficially or of record 25% or more of the outstanding Voting Securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of

Stock or Voting Securities by the Company, which by reducing the number of shares of Stock or Voting Securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Stock or Voting Securities which increases the percentage of the then outstanding Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. In the event that an Award constitutes Deferred Compensation, and the settlement of, or distribution of benefits under, such Award is to be triggered solely by a Change in Control, then with respect to such Award a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of such transaction.

ARTICLE 5—COMMITTEE

Section 5.1 Administration. The Plan shall be administered by the members of the Compensation Committee of the Company who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award: (i) are persons subject to the short-swing profit rules of Section 16 of the Exchange Act, or (ii) are reasonably anticipated to be Covered Employees during the term of the Award. The Board (or if necessary to maintain compliance with the applicable listing standards, those members of the Board who are “independent directors” under the corporate governance statutes or rules of any national Exchange on which the Company lists, or has listed or seeks to list its securities, may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) The Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Employees, Directors and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, features, (including automatic exercise in accordance with Section 7.18) performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards (subject to the restrictions imposed by Article 6) to cancel or suspend Awards and to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award or to extend the time period to exercise a Stock Option, provided that such extension is consistent with Code Section 409A.

(b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) The Committee will have the authority to define terms not otherwise defined herein.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and bylaws of the Company and applicable state corporate law.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act or Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including: (a) delegating to a committee of one or more members of the Board who are not “outside directors” within the meaning of Code Section 162(m), the authority to grant Awards under the Plan to eligible persons who are not persons with respect to whom the Company wishes to comply with Code Section 162(m); or (b) delegating to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (c) delegating to a committee of one or more members of the Board who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any national securities Exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Subject to Section 5.1, all actions of the Committee shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6—AMENDMENT AND TERMINATION

Section 6.1 General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may, at any time, amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.7, Section 3.4 and Section 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) materially increase the aggregate number of securities that may be issued under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s stockholders.

Section 6.2 Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.7 to any Award granted under the Plan without further consideration or action.

ARTICLE 7—GENERAL TERMS

Section 7.1 No Implied Rights.

(a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.

(c) No Rights as a Stockholder. Except as otherwise provided in the Plan or in an Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2 Transferability. Except as otherwise so provided by the Committee, ISOs under the Plan are not transferable except (i) as designated by the Participant by will or by the laws of descent and distribution; (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust, or (iii) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, in the case of a transfer within the meaning of this Section 7.2(iii), the Stock Option shall not qualify as an ISO as of the day of such transfer. The Committee shall have the discretion to permit the transfer of vested Stock Options (other than ISOs) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations, and; provided, further, that such transfers are not made for consideration to the Participant.

Restricted Stock Awards and Peformance Awards shall not be transferable prior to the time that such Awards vest in the Participant. A Restricted Stock Unit Award is not transferable, except in the event of death, prior to the time that the Restricted Stock Unit Award vests and is earned and the property in which the Restricted Stock Unit is denominated is distributed to the Participant or the Participant’s beneficiary.

Section 7.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation (“Beneficiary Designation”). Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless such disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4 Non-Exclusivity. Neither the adoption of this Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Restricted Stock Awards, Restricted Stock Units, Peformance Awards or Stock Options otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5 Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may, but need not require, that the Participant sign a copy of the Award Agreement. In the absence of a specific provision in the Award Agreement, the terms of the Plan shall control.

Section 7.6 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan,

and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8 Tax Withholding. Where a Participant is entitled to receive shares of Stock upon the vesting or exercise of an Award, the Company shall have the right to require such Participant to pay to the Company the amount of any tax that the Company is required to withhold with respect to such vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the minimum amount required to be withheld. To the extent determined by the Committee and specified in an Award Agreement, a Participant shall have the right to direct the Company to satisfy the minimum required federal, state and local tax withholding by, (i) with respect to a Stock Option , reducing the number of shares of Stock subject to the Stock Option (without issuance of such shares of Stock to the Stock Option holder) by a number equal to the quotient of (a) the total minimum amount of required tax withholding divided by (b) the excess of the Fair Market Value of a share of Stock on the exercise date over the Exercise Price per share of Stock; and (ii) with respect to Restricted Stock Awards, Restricted Stock Units and Peformance Awards, withholding a number of shares (based on the Fair Market Value on the vesting date) otherwise vesting that would satisfy the minimum amount of required tax withholding. Provided there are no adverse accounting consequences to the Company (a requirement to have liability classification of an award under FASB ASC Topic 718 is an adverse consequence), a Participant who is not required to have taxes withheld may require the Company to withhold in accordance with the preceding sentence as if the Award were subject to minimum tax withholding requirements.

Section 7.9 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or such Subsidiary.

Section 7.10 Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.11 Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Employee of the Company shall be indemnified and held harmless by the Company (i) against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan; and (ii) against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Section 7.12 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

Section 7.13 Governing Law. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located nearest to the Company’s home office within the Commonwealth of Massachusetts, shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any award under this Plan, each Participant, and any other person claiming any rights under the Plan, agrees to submit himself or herself, and any legal action that the Participant brings under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.14 Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.15 Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 7.16 Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan, or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c) in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary.

Section 7.17 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

Section 7.18 Automatic Exercise. In the sole discretion of the Committee exercised in accordance with Section 5.2(a) above, any Stock Options that are exercisable but unexercised as of the day immediately before the tenth anniversary of the date of grant may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if (a) the exercise price is less than the Fair Market Value of a share of Stock on such date, (b) the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the exercise price, (c) the exercise complies with all federal, state and applicable securities laws, and (d) any applicable minimum tax withholding requirements. Payment of the exercise price and any applicable tax withholding requirements shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the exercise price and any applicable minimum tax withholding.

Section 7.19 Regulatory Requirements. The grant and settlement of Awards under this Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

Section 7.20. Clawback Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, any Participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.

In addition, Awards granted hereunder are subject to any clawback policy adopted by the Board from time to time.

ARTICLE 8—DEFINED TERMS; CONSTRUCTION

Section 8.1 In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a) “10% Stockholder” means an individual who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

(b) “Award” means any Stock Option, Restricted Stock, Restricted Stock Unit, Performance Award or any or all of them, or any other right or interest relating to stock or cash, granted to a Participant under the Plan.

(c) “Award Agreement” means the document (in whatever medium prescribed by the Committee) which evidences the terms and conditions of an award under the Plan. Such document is referred to as an agreement regardless of whether Participant signature is required.

(d) “Board” means the Board of Directors of the Company.

(e) If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means termination because of a Participant’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer of the Bank or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses).

(f) “Change in Control” has the meaning ascribed to it in Section 4.2.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(h) “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(i) “Committee” means the Committee acting under Article 5.

(j) “Covered Employee” has the meaning given the term in Code Section 162(m), and shall also include any other Employee who may become a Covered Employee before an Award vests, as the Committee may determine in its sole discretion.

(k) “Director” means a member of the Board of Directors of the Company or a Subsidiary.

(l) “Disability.” If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement. In the absence of such a definition, “Disability” shall be defined in accordance with the Bank’s long-term disability plan. To the extent that an Award hereunder is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination due to Disability has occurred.

(m) “Disinterested Board Member” means a member of the Board who: (a) is not a current Employee of the Company or a Subsidiary, (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, (c) has not been an officer of the Company, (d) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, in any capacity other than as a Director except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy solicitation rules of the SEC, as amended or any successor provision thereto and (e) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404 of SEC Regulation S-K under the proxy solicitation rules of the SEC, as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list its securities.

(n) “Dividend Equivalent Rights” means the right, associated with a Restricted Stock Unit, to receive a payment, in cash or stock, as applicable, equal to the amount of dividends paid on a share of the Company’s Stock, as specified in the Award Agreement.

(o) “Employee” means any person employed by the Company or any Subsidiary. Directors who are also employed by the Company or a Subsidiary shall be considered Employees under the Plan.

(p) “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(r) “Excluded Transaction” means a plan of reorganization, merger, consolidation or similar transaction that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into

Voting Securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the Voting Securities of the entity surviving the plan of reorganization, merger, consolidation or similar transaction (or the parent of such surviving entity) immediately after such plan of reorganization, merger, consolidation or similar transaction.

(s) “Exercise Price” means the price established with respect to an option or SAR pursuant to Section 2.2.

(t) “Fair Market Value” on any date, means (i) if the Stock is listed on an Exchange, the closing sales price on such Exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Section 409A.

(u) A termination of employment by an Employee Participant shall be deemed a termination of employment for “Good Reason” as a result of the Participant’s resignation from the employ of the Company or any Subsidiary upon the occurrence of any of the following events following a Change in Control: (a) the failure of the Company or Subsidiary to appoint or re-appoint or elect or re-elect the Employee Participant to the position(s) with the Company or Subsidiary held immediately prior to the Change in Control; (b) a material change in the functions, duties or responsibilities of the Employee Participant compared to those functions, duties or responsibilities in effect immediately prior to the Change in Control; (c) any reduction of the rate of the Employee Participant’s base salary in effect immediately prior to the Change in Control; (d) any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Employee Participant’s compensation as and when due; (e) any change in the terms and conditions of any compensation or benefit program in which the Employee Participant participated immediately prior to the Change in Control which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; or (f) a change in the Employee Participant’s principal place of employment, without his consent, to a place that is both more than twenty-five (25) miles away from the Employee Participant’s principal residence and more than fifteen (15) miles away from the location of the Employee Participant’s principal executive office prior to the Change in Control.

(v) “Immediate Family Member” means with respect to any Participant: (a) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (b) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (c) a trust in which any combination of the Participant and persons described in section (a) and (b) above own more than fifty percent (50%) of the beneficial interests; (d) a foundation in which any combination of the Participant and persons described in sections (a) and (b) above control management of the assets; or (e) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (a) and (b) above control more than fifty percent (50%) of the voting interests.

(w) “Incumbent Directors” means:

(I) the individuals who, on the date hereof, constitute the Board; and

(II) any new Director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended: (a) by the vote of at least two-thirds (2/3) of the Whole Board, with at least two-thirds of the Incumbent Directors then in office voting in favor of such approval or recommendation; or (b) by a Nominating Committee of the Board whose members were appointed by the vote of at least two-thirds (2/3) of the Whole Board, with at least two-thirds of the Incumbent Directors then in office voting in favor of such appointments

(x) “Involuntary Termination” means the Termination of Service by the Company or Subsidiary other than a termination for Cause, or termination of employment by an Employee Participant for Good Reason.

(y) “ISO” has the meaning ascribed to it in Section 2.1(a).

(z) “Non-Qualified Option” means the right to purchase shares of Stock that is either (i) granted to a Participant who is not an Employee, or (ii) granted to an Employee and either is not designated by the Committee to be an ISO or does not satisfy the requirements of Section 422 of the Code.

(aa) “Participant” means any individual who has received, and currently holds, an outstanding award under the Plan.

(bb) “Performance Award” has the meaning ascribed to it in Sections 2.1(d) and 2.5.

(cc) “Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Sections 2.1(b) and 2.3.

(dd) “Restricted Stock Unit” has the meaning ascribed to it in Sections 2.1(c) and 2.4.

(ee) “Restriction Period” has the meaning set forth in Section 2.4(b)(iii).

(ff) “Retirement” means unless otherwise specified in an Award Agreement, retirement from employment as an Employee on or after the attainment of age 65, or Termination of Service as a Director on or after the attainment of age 75, provided, however, that unless otherwise specified in an Award Agreement, an Employee who is also a Director shall not be deemed to have terminated due to Retirement for purposes of vesting of Awards and exercise of Stock Options until both Service as an Employee and Service as a Director has ceased. A non-Employee Director will be deemed to have terminated due to Retirement under the provisions of this Plan only if the non-Employee Director has terminated Service on the Board(s) of Directors of the Company and any Subsidiary or affiliate in accordance with applicable Company policy, following the provision of written notice to such Board(s) of Directors of the non-Employee Director’s intention to retire. Moreover, a non-Employee Director who terminates Service as a Director but who continues to serve as a director emeritus or advisory director shall not be deemed to have terminated due to Retirement until both Service as a Director and Service as a director emeritus or advisory director has terminated.

(gg) “SEC” means the United States Securities and Exchange Commission.

(hh) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(ii) “Service” means service as an Employee, service provider, consultant or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director. Service shall not be deemed interrupted in the case of sick leave, military leave or any other absence approved by the Company or a Subsidiary.

(jj) “Stock” means the common stock of the Company, $0.01 par value per share.

(kk) “Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

(ll) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director of, or service provider to, the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(I) The Participant’s cessation as an Employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(II) The Participant’s cessation as an Employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services provided such leave of absence does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(III) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of or service provider to the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing Services

(IV) Except to the extent Section 409A of the Code may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. In the event that any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.7 hereof), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the Bank and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than 50% of the average level of bona fide Services in the 36 months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(V) With respect to a Participant who is a director, cessation as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

(mm) “Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

(nn) “Whole Board” means the total number of Directors that the Company would have if there were no vacancies on the Board at the time the relevant action or matter is presented to the Board for approval.

(oo) “Immediate Family Member” means with respect to any Participant: (a) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (b) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (c) a trust in which any combination of the Participant and persons described in section (a) and (b) above own more than fifty percent (50%) of the beneficial interests; (d) a foundation in which any combination of the Participant and persons described in sections (a) and (b) above control management of the assets; or (e) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (a) and (b) above control more than fifty percent (50%) of the voting interests.

Section 8.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a) actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e) indications of time of day mean Massachusetts time;

(f) “including” means “including, but not limited to”;

(g) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h) all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j) any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Marilyn A. Censullo	☐	☐	02 - Richard J. Gavegnano	☐	☐	03 - Edward L. Lynch	☐	☐	+
	04 - Gregory F. Natalucci	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Meridian Bancorp, Inc. for the fiscal year ending December 31, 2015.		☐	☐	☐	3.	An advisory (non-binding) resolution to approve the Company’s executive compensation as described in the proxy statement.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain			For	Against	Abstain
4.	An advisory (non-binding) proposal with respect to the frequency that stockholders will vote on our executive compensation.	☐	☐	☐	☐	5.	The approval of the Meridian Bancorp, Inc. 2015 Equity Incentive Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

025HZC

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement including the Notice of the Annual Meeting of Stockholders,

and the 2014 Annual Report to Stockholders are each available on the internet at

www.edocumentview.com/EBSB.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — MERIDIAN BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 17, 2015

11:00 A.M., LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints the members of the official proxy committee of Meridian Bancorp, Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on September 17, 2015 at 11:00 a.m., local time, at the Peabody, Massachusetts office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted for proposals 1, 2, 3 and 5, and for the one-year option for proposal 4. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) mailers incident to the conduct of the meeting.

PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE